Filed pursuant to Rule 424(b)(3)

Registration No. 333-286662

Kairos Pharma, Ltd.

Up to 16,680,100 Shares of Common Stock

This prospectus relates to the offer and sale from time to time by Helena Global Investment Opportunities I Ltd. (“Helena” or the “Selling Stockholder”) of (i) up to $15,000,000 or (or approximately 15,625,000) shares of common stock of Kairos Pharma, Ltd. (“we,” “us,” “our,” the “Company,” or “Kairos”), par value $0.001 per share (the “common stock”), that may be issued by us to Helena pursuant to that certain common stock equity line of credit agreement, dated as of November 12, 2024, by and between the Company and Helena (the “ELOC Agreement”), establishing an equity line of credit (“ELOC”); and (ii) 1,055,100 shares of common stock current held by the Selling Stockholder. Pursuant to the terms of the ELOC, we may elect, in our sole discretion, to issue and sell to Helena, from time to time, up to $15.0 million of shares of common stock from after the effective date of this registration statement under the ELOC Agreement, at a price equal to 95% of the one day VWAP, and subject to applicable stock exchange rules.

The actual number of shares of our common stock issuable will vary depending on the then-current market price of shares of our common stock sold to the Selling Stockholder under the ELOC Agreement, but will not exceed the number set forth in the preceding sentences unless we file an additional registration statement under the Securities Act of 1933, as amended (the “Securities Act”), with the U.S. Securities and Exchange Commission (the “SEC”). See “Prospectus Summary—Post IPO Financing—Equity Line of Credit Agreement” and “ELOC Financing” for a description of the ELOC Agreement and “Selling Stockholder” for additional information regarding Helena.

We are registering the shares on behalf of the Selling Stockholder, to be offered and sold by it from time to time. We are not selling any securities under this prospectus and will not receive any proceeds from the sale of common stock by the Selling Stockholder pursuant to this prospectus. We may receive up to $15.0 million in aggregate gross proceeds from Helena under the ELOC Agreement in connection with sales of the shares of our common stock pursuant to the ELOC Agreement at varying purchase prices after the date of this prospectus. However, the actual proceeds from Helena may be less than this amount depending on the number of shares of our common stock sold and the price at which the shares of our common stock are sold. The purchase price per share that Helena will pay for shares of common stock purchased from us under the ELOC Agreement will fluctuate based on the market price of our shares at the time we elect to sell shares to Helena and, further, to the extent that the Company sells shares of common stock under the ELOC Agreement, substantial amounts of shares could be issued and resold, which would cause dilution and may impact the Company’s stock price.

The Selling Stockholder will be deemed to be an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. The Selling Stockholder may offer all or part of the shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. Our registration of the shares of common stock covered by this prospectus does not mean that the Selling Stockholder will offer or sell any of the shares. With regard only to the shares the Selling Stockholder sells for its own behalf, the Selling Stockholder may be deemed an “underwriter” within the meaning of the Securities Act. The Company has paid all of the registration expenses incurred in connection with the registration of the shares. We will not pay any of the selling commissions, brokerage fees and related expenses.

Our common stock is listed on NYSE American under the symbol “KAPA.” On April 24, 2025, the last reported sale price of our common stock was $0.853 per share. We recommend that you obtain current market quotations for our common stock prior to making an investment decision.

We will pay the expenses incurred in registering the shares, including legal and accounting fees. See “Plan of Distribution” beginning on page 39 of this prospectus.

Sales of our common stock, if any, under this prospectus may be made by any method permitted that is deemed to be an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act. There is no arrangement for funds to be received in any escrow, trust, or similar arrangement.

We are an “emerging growth company,” as that term is used in the Jumpstart Our Business Startups Act of 2012, and as such, have elected to comply with certain reduced public company reporting requirements for the registration statement of which this prospectus forms a part and future filings. See “Prospectus Summary—Implications of Being an Emerging Growth Company” and “Risk Factors—Risks Related to this Offering and Ownership of Our Common Stock.”

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. We urge you to read the entire prospectus, any amendments or supplements, any free writing prospectuses, and any documents incorporated by reference carefully before you make your investment decision.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 10 of this prospectus for a discussion of certain risks that you should consider in connection with an investment in our securities.

The date of this prospectus is April 25, 2025.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC for the delayed or continuous offering and sale of securities pursuant to Rule 415 under the Securities Act. This prospectus generally describes Kairos Pharma, Ltd. and our common stock. The Selling Stockholder may use this registration statement to sell up to an aggregate of up to 1,055,100 shares of our common stock from time to time through any means described in the section entitled “Plan of Distribution.” Our registration of the securities covered by this prospectus does not mean that either we or the Selling Stockholder will issue, offer or sell, as applicable, any of the securities registered hereunder. Under this registration statement, the Selling Stockholder may, from time to time, sell the securities offered by it described in this prospectus.

We will not receive any proceeds from the sale of common stock by the Selling Stockholder pursuant to this prospectus. However, we will pay the expenses, other than underwriting discounts and commissions, associated with the sale of shares pursuant to this prospectus. We may receive up to $15.0 million in aggregate gross proceeds from Helena under the ELOC Agreement in connection with sales of the shares of our common stock pursuant to the ELOC Agreement after the date of this prospectus. However, the actual proceeds from Helena may be less than this amount depending on the number of shares of our common stock sold and the price at which the shares of our common stock are sold.

We and the Selling Stockholder, as applicable, may deliver a prospectus supplement with this prospectus, to the extent appropriate, to update the information contained in this prospectus. The prospectus supplement may also add, update or change information included in this prospectus. You should read both this prospectus, any documents incorporated by reference to this prospectus, and any applicable prospectus supplement, together with additional information described below under the captions “Incorporation of Documents by Reference” and “Where You Can Find More Information.”

No offer of these securities will be made in any jurisdiction where the offer is not permitted. You should rely only on the information contained in this prospectus and in the documents incorporated by reference to this prospectus. Neither we nor the Selling Shareholder has authorized anyone to provide you with any information or to make any representations other than the information contained in this prospectus, in the documents incorporated by reference to this prospectus, in any post-effective amendment, or in any applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. The information contained in this prospectus and in the documents incorporated by reference in this prospectus, is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this prospectus or any documents incorporated by reference to the prospectus, nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus. This prospectus will be updated and made available for delivery to the extent required by the federal securities laws.

We are responsible for the information contained in this prospectus. This prospectus and the documents incorporated by reference to this prospectus include industry and market data that we obtained from periodic industry publications, and third-party studies and surveys. These sources generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of the information are not guaranteed. The forecasts and projections included in these sources are based on historical market data, and there is no assurance that any of the forecasts or projected amounts will be achieved. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. The market and industry data used in this prospectus or in any documents incorporated by reference to this prospectus involve risks and uncertainties that are subject to change based on various factors, including those discussed in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in, or implied by, the estimates made by independent parties and by us. Furthermore, we cannot assure you that a third party using different methods to assemble, analyze or compute industry and market data would obtain the same results.

We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This prospectus or any documents incorporated by reference to this prospectus may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks and trade names or products in this prospectus or any documents incorporated by reference to this prospectus is not intended to, and does not imply a relationship with, or endorsement or sponsorship by us. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus or any documents incorporated by reference to this prospectus may appear without the ®, TM or SM symbols, but the omission of such references is not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable owner of these trademarks, service marks and trade names.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and in the documents incorporated by reference into this prospectus. This summary is not complete and may not contain all the information you should consider before investing in our securities. You should read this entire prospectus and the documents incorporated by reference in this prospectus carefully, especially the risks of investing in our securities discussed under the heading “Risk Factors,” and our financial statements and related notes incorporated by reference in this prospectus before making an investment decision. Unless otherwise necessary or appropriate in the context, references in this prospectus to “Kairos,” the “Company,” “we,” “us,” and “our” refer to Kairos Pharma, Ltd., a Delaware corporation, and our wholly owned subsidiary, Enviro Therapeutics, Inc., a California corporation.

Our Company

Overview

We are a clinical-stage biopharmaceutical company advancing therapeutics for cancer patients that are designed to overcome key hurdles in immune suppression and drug resistance. These therapeutics include antibodies and small molecules for the treatment of prostate cancer, lung cancer, breast cancer and glioblastoma. We are driven by innovative science to develop novel and transformative drug therapies to treat cancer.

Our mission is to advance our portfolio of innovative therapeutics to transform the way cancer is treated. We have leveraged molecular insights to develop a new class of novel drugs that we expect will target drug resistance and checkpoints of immune suppression. “Checkpoints” refer to molecules on certain immune cells that need to be activated (or inactivated) to start an immune response. Our portfolio of seven drug candidates offers diversification and mitigates the overall exposure to many of the inherent risks of drug development. Our key patents are licensed from Cedars-Sinai Medical Center, the largest academic medical center in the Western United States, and Tracon Pharmaceuticals, Inc., a clinical stage public biopharmaceutical company based in California. The science underlying the patents was developed at Cedars-Sinai Medical Center and was licensed to us from this institution.

The human immune system can tell the difference between normal cells in the body and those it sees as “foreign,” which allows it to focus an attack on the foreign cells while leaving the normal cells alone. To do this, our immune system uses checkpoints. Cancer cells can find ways to use these checkpoints to avoid being attacked by the immune system.

We are developing small molecules that we believe can specifically target these central checkpoints. In addition, we are developing an activated T cell therapy that is designed to transform a patient’s T cells into killer activated T cells against cancerous stem cells. These activated T cells are induced to target several antigen targets on glioblastoma cancer stem cells, the initiators and propagators of glioblastoma tumors.

In June 2021, Kairos acquired Enviro Therapeutics, Inc., a California corporation (“Enviro”), through a share exchange. Enviro’s shareholders exchanged 100% of the outstanding shares of Enviro for 6,000,000 shares of newly issued restricted shares of common stock of Kairos. After the closing, Enviro became a wholly owned subsidiary of Kairos. The acquisition allowed us to incorporate into our company Enviro’s advanced pipeline of drug candidates in Phase 1 and Phase 2 trials. The pipeline includes two therapeutic agents addressing what we believe to be significant unmet needs in the prostate and lung cancer markets and that we believe can help address cancer progression in those cancers that develop resistance to standard therapies.

Our drug candidate portfolio currently consists of a pipeline of seven drug candidates, including KROS drugs, which are immunotherapeutics, and ENV antibodies, which are designed to reverse drug resistance that often results as a consequence of the use of cancer therapeutics. Our pipeline is summarized below:

●	Five pre-clinical or clinical-trial stage drug candidates developed by us and designed to target immune response, including KROS 101, 102, 201, 301, and 401, which are designed to reverse immunosuppression of T cells that is caused by cancer.

	-	KROS 101 and 102 are small molecules that are agonist and antagonist for the GITR (glucocorticoid induced TNF-like receptor) ligand, which respectively promote and inhibit T cell growth and function. GITR is a checkpoint central to control the numbers of T cells of the immune system. These molecules are in the preclinical stage and are being developed for clinical trials.

	-	KROS 201 is an autologous T cell therapy targeting cancer stem cells of glioblastoma. This therapy has received an Investigational New Drug (IND) from the U.S. Food and Drug Administration (FDA) for clinical trial and is undergoing preparation for a Phase 1 clinical trial for patients with recurrent glioblastoma.

	-	KROS 301 is a small molecule that targets the NF-ĸß pathway, a cancer growth and immune suppressive molecule in triple negative breast cancer. This molecule is in preclinical testing.

	-	KROS 401 is a cyclic peptide which inhibits the IL-4 and IL-13 (cytokines that play a critical role in the suppression of T cells by macrophages at the site of the tumor) receptor and is designed to reverse the immunosuppression induced by macrophages in the tumor microenvironment.

●	Two therapeutic agents developed by our Enviro subsidiary and designed to increase anti-tumor response in conjunction with cancer therapies by addressing resistance to these agents.

	-	ENV 105 is an antibody that targets CD105 / Endoglin which is expressed in tumor cells and surrounding cells as the tumor becomes resistant to therapeutics in prostate cancer and lung cancer. This therapy is being tested in a randomized multicenter Phase 2 trial for prostate cancer and a Phase 1 trial in lung cancer, both of which began enrolling patients in September 2023. ENV 105 has received an IND from the FDA.

	-	ENV 205 is an antibody that targets mitochondrial DNA which is elevated as patients become resistant to chemotherapies. This therapy is in preclinical testing.

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As of the date of this prospectus, our product candidates have not been approved as safe or effective by the FDA or any other comparable foreign regulator.

Our In-Development Products and Pipeline

We develop a broad portfolio of novel and transformative drug therapies to treat cancer. Our current portfolio consists of seven drug therapies consisting of therapeutic agents ENV 105 and 205 to counter drug resistance and cancer immunotherapeutic KROS 101, 102, 201, 301, and 401, as described above.

Our ENV 105 biologic drug seeks to address unmet medical needs in large markets of prostate and lung cancers. ENV 105 targets endoglin and reverses resistance to androgen targeted drugs and EGFR inhibitors. A Phase 2 trial involving a heavily pre-treated population suffering from prostate cancer was initiated at Cedars-Sinai Medical Center in 2018 with an IND from the FDA. The primary objective of the study was to measure the proportion of patients at two months who had either disease stabilization or regression (i.e., complete or partial response), referred to as the clinical benefit rate. A clinical benefit rate of 62% was observed. The trial enrolled 11 patients of which nine were evaluable. This investigator-initiated trial closed to accrual prior to its planned enrollment of 40 patients due to limitations of the drug supply from the manufacturer. The drug supply has since been expanded and obtained by Kairos Pharma. This Phase 2 trial involved the use of enzalutamide (Xtandi®, Pfizer) and abiraterone (ZYTIGA®, Janssen), two forms of hormone therapy that blocks the androgen receptor and its target ligand, testosterone, respectively. These two agents are considered standard of care for nearly all recurrent prostate cancer patients. The trial accrued patients who were resistant to the very androgen targeted therapy (enzalutamide or abiraterone) that was given in the trial in addition to ENV105. Importantly, ENV105 administration alone has no clinical benefit, based on pre-clinical findings (conducted by us) and previous clinical findings (performed by the National Cancer Institute). However, two agents that apparently have no clinical effect, when combined result in halting tumor progression in the majority of patients. The finding is supported by numerous publications reporting on studies that demonstrated hormone therapy resistance develops through the induction of CD105, the target of ENV105. In addition, all of the patients participating in the trial were not only resistant to the two hormone therapy agents but also resistant to at least one other intervention after surgical or radiation progression. Some patients failed to respond to as many as five other drugs. The responders to the combination therapy were patients who, at that point, had exceedingly few other options for survival. While ENV105 has neither been declared safe or effective by the FDA, the efficacy and safety data from the clinical trial are available for review at the clinicaltrials.gov website:

https://www.clinicaltrials.gov/study/NCT03418324?cond=PROSTATE%20CANCER&intr=TRC105&rank=1&tab=results.

A three-gene panel was identified to serve as a companion biomarker for patient selection. Depending on the level of expression of three genes, this testing identified potential drug responders prior to therapy. Our Enviro subsidiary will aim to co-develop companion biomarkers with all drugs in its portfolio, enabling identification of potential drug responders prior to therapy. Separate approvals will be required for the development and approval of companion diagnostics. These approvals may be delayed or not issued by the FDA. As of the date of this prospectus, our companion diagnostics are in development and have not been approved by the FDA. In addition, there is no guarantee that these companion diagnostics will be approved by the FDA or comparable foreign regulatory agencies. The ENV 105 Phase 2 multi-center trial in prostate cancer will be randomized with and without ENV 105 in patients treated with apalutamide (Janssen). The Phase 1 trial in lung cancer will be conducted with Tagrisso (AstraZeneca).

We believe ENV 205 is a molecule found to limit the process of muscle wasting through the capture and excretion of mitochondrial DNA in circulation, although as of the date of this prospectus, ENV 205 has not been approved by the FDA or any other comparable foreign regulator. However, we are not aware of any other biologic that is further along than ENV 205 in the development process that targets prostate cancers that have become otherwise resistant to chemotherapy. ENV 205 is an antibody that targets the excretion of mitochondrial DNA found elevated in circulation when patients are on chemotherapy. Higher blood levels of mitochondrial DNA are not only associated with chemotherapy resistance, but more widely recognized as a mediator of cardiac toxicity and other systemic inflammatory events contributing to the negative side effects of chemotherapy use. Thus, depleting mitochondrial DNA with the administration of ENV 205 restores chemotherapy sensitivity in animal models that received ENV 205 along with chemotherapy with the aim of reducing its toxic side effects.

As of the date of this prospectus, all of our operations have been conducted virtually as we attempt to be efficient with our capital resources. To date, we have been conducting our clinical trials at Cedars-Sinai Medical Center and recently added City of Hope Cancer Center for our ENV105 Phase 2 clinical trials. Going forward, we intend to leverage our history with premier academic medical centers to efficiently enroll and execute clinical trials.

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We have filed an IND application with the FDA that has become effective for ENV 105. As a result, in September 2023 we began enrolling patients for a Phase 1 trial for non-small cell lung cancer and also began enrolling patients in a randomized, multi-institutional Phase 2 trial for prostate cancer. The mechanism of action for ENV 105 addresses the resistance mechanism of tumor dormancy. This is only possible because ENV 105 targets both the cancer cells as well as its supportive non-cancer environment. The advantage of targeting the unique environment supporting the tumor cells is that their capacity to adapt and evade therapy is significantly lower than that of the cancer itself. As such, ENV 105 is designed to address resistance to chemotherapy, radiation therapy, androgen targeted therapy, EGFR inhibitors, or checkpoint inhibition when given in combination. Since the target of ENV 105, endoglin, is upregulated by the tumor and supporting cells in response to androgen targeted therapy and EGFR inhibitors as a proven mechanism of resistance, we believe that the co-administration of ENV 105 specifically targets this mechanism of resistance.

Through the Enviro acquisition, we also obtained ENV 205, a pre-clinical therapeutic for treating diseases and conditions by depletion of mitochondrial DNA from circulation and for detection of mitochondrial DNA. We intend to use this antibody technology to treat chemotherapy resistance and for cachexia, which is a wasting syndrome that leads to loss of skeletal muscle and fat that occurs in up to 30% of people with advanced cancer according to the National Cancer Institute.

Our Strategy

Our goal is to unlock the power of the immune system on the two most pervasive problems in cancer treatment: resistance to therapy and immune suppression by cancer. We believe this road will lead to major improvement in the quality of life of cancer patients and will transform patient outcomes. Our strategy consists of the following:

●	Creating a multi-pronged toolkit of potent and life changing therapeutics with differing modalities, targets, and stages of development. Their commonality is targeting key mechanisms of drug resistance and immune suppression caused by cancer.
●	Leverage our academic research and clinical connections with our industry collaborations.
●	Advance our lead resistance candidate, ENV105, to complete a randomized multi-institutional Phase 2 trial in prostate cancer (enrollment began in September 2023).
●	Complete enrollment in a Phase 1 trial of ENV105 in patients with non-small lung cancer on Tagrisso (enrollment commenced in September 2023).
●	Initiate a Phase 1 trial of activated T cell therapy for KROS 201 in patients with glioblastoma.
●	Complete pre-IND studies for the checkpoint inhibitor KROS 101.
●	Continue to advance our pipeline of immunotherapeutics for clinical trials.
●	Maintain a portfolio of innovative therapeutics to mitigate risk.
●	Leverage virtual infrastructure for efficient execution of collaborative clinical and translational research.
●	Utilize internal development capabilities to leverage close academic partnerships.

Our Key Team Leaders

Our company is led by Dr. John S. Yu, our Chairman and Chief Executive Officer, Dr. Neil Bhowmick, our Chief Scientific Officer, and Dr. Ramachandran Murali, our Vice President of Research and Development. Dr. Yu is a Professor in the Department of Neurosurgery and Director of Surgical Neuro-Oncology at Cedars-Sinai Medical Center in Los Angeles, California. Dr. Bhowmick is a Professor of the Department of Medicine and a Research Scientist in Cancer Biology at Cedars-Sinai Medical Center. Dr. Murali is a Professor of Biomedical Sciences and Director of the Molecular Therapeutics Core at Cedars-Sinai Medical Center. The group of founding scientists generating our initial drug candidates have combined their pioneering contributions in structural biology, immunology and cancer therapy to bring what we believe are life changing therapeutics to address unmet medical needs.

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License Agreements

License Agreements with Cedars-Sinai

On June 2, 2021, Enviro entered into two Exclusive License Agreements with Cedars-Sinai, which granted Enviro exclusive licensing rights (including the right to sublicense) with respect to certain patent rights owned by Cedars-Sinai, as follows:

●	an Exclusive License Agreement (the “Enviro-Cedars License Agreement (Mitochondrial DNA)”) for Enviro to develop, manufacture, use and sell products utilized or derived from patent rights worldwide related to the “Compositions and Methods for Treating Diseases and Conditions by Depletion of Mitochondrial DNA from Circulation and for Detection of Mitochondrial DNA” invented by Dr. Neil Bhowmick and others; and

●	an Exclusive License Agreement (the “Enviro-Cedars License Agreement (Endoglin Antagonism)” and, together with the Enviro-Cedars License Agreement (Mitochondrial DNA), the “Enviro-Cedars License Agreements”) for Enviro to develop, manufacture, use and sell products utilized or derived from the patent rights and technical information worldwide related to the “Sensitization of Tumors to Therapies Through Endoglin Antagonism” invented by Dr. Neil Bhowmick and others.

License Agreement with Tracon Pharmaceutical, Inc.

On May 21, 2021, Enviro entered into a license agreement (the “Tracon License Agreement”) with Tracon Pharmaceutical, Inc. (“Tracon”). Pursuant to the Tracon License Agreement, Tracon granted Enviro access to inactive IND filings for “TRC105” in the United States; ownership of “TRC105” stored vials of drug product manufactured to current good manufacturing practices (cGMP) standards stored at Fisher Clinical or their designee; and assignment of Tracon’s patent rights to its “CD105 technologies” (all as defined or described in the Tracon License Agreement).

All of our patent rights are in-licensed from third parties under license agreements that require meeting certain milestones for continuation of those agreements.

Our Development Programs

Our drug development programs for KROS 101, 102, 201, 301, and 401 as well as therapeutic agents ENV105 and ENV 205 are summarized in the following table.

LEAD IDENTIFICAITON | PRE-CLINICAL | PHASE 1 CLINICAL TRIALS | PHASE 2 CLINICAL TRIALS | PHASE 3 CLINICAL TRIALS | MARKET

Drug Discovery | Screen | Lead Identified in Vitro Efficacy | DMPK Toxicity

DRUG CANDIDATE	MODALITY/ MOA	INDICATION
ENV-105	Antibody targeting Endoglin/ BMP to limit resistance to androgen signaling inhibitors	Prostate cancer
ENV-105	Antibody targeting Endoglin/ BMP to limit resistance to Tagrisso	EGFR-dependent non-small cell lung cancer
KROS-201	Activated T cell therapy	Glioblastoma
KROS-101	Small molecule checkpoint agonist GITR	Melanoma
KROS-102	Small molecule checkpoint inhibitor GITR	Auto-immune disease
KROS-301	Small molecule targeting NF-KB	Triple negative breast cancer
KROS-401	Small molecule targeting IL-4/IL-13	Triple negative breast cancer
ENV-205	Antibody targeting mt DNA for resistance	Prostate cancer

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IPO and NYSE American Listing

On September 17, 2024, we closed on our underwritten initial public offering (“IPO”) and listing on the NYSE American, pursuant to which we sold 1,550,000 shares of common stock, at an offering price of $4.00 per share (the “IPO Price”) for gross proceeds of $6,200,000. Boustead Securities, LLC, Sutter Securities, Inc., and EF Hutton LLC acted as co-underwriters, receiving total cash compensation equal to 7.0% of the aggregate gross proceeds and warrants to purchase a total of 108,500 shares of common stock exercisable at $4.80 per share. The warrants are exercisable for period of five years.

Pre-IPO Bridge Financing

In June and September 2022, we completed a $450,000 convertible note offering and a $225,000 convertible note offering, respectively, to certain accredited investors. The notes automatically converted upon our IPO into shares of common stock (the “Conversion Shares”) at a conversion price equal to 60% of the IPO Price or $2.40 per share. The convertible note offerings were completed pursuant to an exemption from registration under Rule 506(b) of the Securities Act. Boustead Securities, LLC acted as placement agent in each of the June and September 2022 convertible notes private placements and received $86,893 and $19,315 cash compensation, respectively, and five-year warrants to purchase shares of common stock equal to 7.0% of the number of the Conversion Shares at an exercise price equal to the conversion price.

Recent Grants Awarded through the National Institutes of Health

On May 21, 2024, the National Cancer Institute / National Institutes of Health (“NIH”) awarded Neil Bhowmick, PhD, our Chief Scientific Officer and also a Cedars-Sinai Professor of Medicine, a grant of $3.2 million to support the development of the mechanism of action and companion biomarkers in research that is being performed by Cedars-Sinai in conjunction with our ongoing Phase 2 trial for ENV105 (carotuximab) and apalutamide treating castrate resistant prostate cancer patients. This funding will be used by Cedars-Sinai, through Dr. Bhowmick’s study, to test for the biomarkers and genetic studies corollary studies to support our ongoing Phase 2 trial for ENV105, and also to help identify biomarker positive patients who will potentially respond to ENV105 in a future Phase 3 trial. This supporting work is being carried out by Cedars-Sinai, through Dr. Bhowmick’s laboratory. These corollary studies will not offset the costs of the clinical trial that Kairos anticipates expending. The NIH funding will be dispersed to Cedars-Sinai and Dr. Bhowmick in stages during the Phase 2 trial for ENV105. The NIH grant does not otherwise change the cost or management of the ongoing Phase 2 clinical trial.

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Post IPO Financings

Equity Line of Credit Agreement

On November 12, 2024, the Company and the Selling Stockholder entered into the ELOC Agreement pursuant to which, the Selling Stockholder agreed to purchase from the Company up to $30,000,000 worth of the Company’s registered and freely tradable common stock (the “Commitment Amount”). The Company, in agreement with the Selling Stockholder, has determined that it will file a registration statement (“ELOC Registration Statement”) to register up to $15,000,000 of the common stock issued or issuable pursuant to this ELOC (the “ELOC Shares”). During the period commencing on the effective date of the ELOC Registration Statement and ending on the termination of the ELOC, the Company may deliver a notice (the “Advance Notice”) to the Selling Stockholder and require the Selling Stockholder to purchase the common stock, each time, in an amount not exceeding the ownership limitation of the Selling Stockholder as set forth in the ELOC, and the “Maximum Advance Amount,” which means the lesser of (i) fifty percent (50%) of the average of the Daily Value Traded of the common stock over the five (5) Trading Days immediately preceding an Advance Notice (as defined in the ELOC), and (ii) $15,000,000; provided, however, that the parties may modify the aforementioned conditions by mutual prior written consent.

Under the ELOC, the common stock would be purchased from the Company at a price per share that is equal to (ii) 95% of the lowest intra day sale price of the common stock during the three trading days immediately preceding the date when the common stock is accepted and cleared by Selling Stockholder’s brokerage firm.

In addition, under the terms of the ELOC Agreement, the Company issued 670,641 shares of restricted common stock, valued at $900,000 on November 12, 2024, to the Selling Stockholder as the “Commitment Fee” for the ELOC, which shares are subject to a “true up” upon effectiveness of this resale registration statement. At such time, as the closing price was $0.853 per share as of the effective date, we issued the Selling Stockholder an additional 384,459 shares to “true up” the value to $900,000.

The ELOC will terminate upon the following events: (i) the first day of the month following the 36-month anniversary of the ELOC Agreement, (ii) the date on which the Selling Stockholder shall have made payment pursuant to the ELOC in the aggregate amount of the Commitment Amount, or (iii) at such time that the ELOC Registration Statement is no longer in effect.

Further, the ELOC may be terminated by the Company after its commencement, at the Company’s discretion; provided, that (i) there are no outstanding Advance Notices related to which the common stock has not yet been issued and (ii) the Company has paid all amounts owed to the Selling Stockholder pursuant to the ELOC Agreement.

The Company is registering the $15,000,000 shares of common stock issuable under the ELOC pursuant to this prospectus.

January 2025 PIPE Offering

On January 14, 2025, the Company entered into a securities purchase agreement (the “Purchase Agreement”) and registration rights agreement (the “Registration Rights Agreement”) with the investor name therein (the “Investor”) for the sale and issuance of 2,500,000 units (the “Pre-Funded Units”), with each Pre-Funded Unit consisting of a pre-funded warrant to purchase one share of common stock, exercisable for $0.001 per share (the “Pre-Funded Warrant”), and a common warrant to purchase one and one half shares of common stock, exercisable at $1.40 per share (the “Common Warrant”), (the “January 2025 PIPE Offering”).

In advance of closing, on January 16, 2025, the Company and the Investor entered into an amended and restated purchase agreement (the “A&R Purchase Agreement”), which amended the terms of the Purchase Agreement to include a requirement that the Company obtain shareholder approval prior to issuing in excess of 19.99% of the Company’s common stock and also amended the Common Warrants to make them immediately exercisable and reduce the exercise period from 5.5 years to five years. Other terms of the agreements remained the same.

On January 16, 2025, the Company closed the January 2025 PIPE Offering for gross proceeds of $3,497,500 (or $1.399 per Pre-Funded Unit), with an additional $2,500 payable upon the Investor’s exercise of the Pre-Funded Warrants in full.

Boustead Securities, LLC (“Boustead”) and D. Boral Capital LLC (“D. Boral”) acted as co-placement agents for the January 2025 PIPE Offering. In conjunction therewith, on January 16, 2025, the Company entered into a Placement Agent Agreement with Boustead (the “Placement Agent Agreement”). Under the terms of the Placement Agent Agreement, at closing the Company paid the Placement Agents (i) a cash commission equal to 8% of the gross proceeds (including a 1% non-accountable expense fee) and (ii) warrants to purchase a total of 175,000 shares of common stock, exercisable at $1.40 per share, with the total cash and warrant compensation split equally between Boustead and D. Boral.

On January 20, 2025, the Company obtained the approval of 55.4% of the shareholders for the issuance in excess of 19.99% of the Company’s common stock at a price below market value, in compliance with Rule 713 of the NYSE American LLC Company Guide. On February 10, 2025, the Company filed a definitive information statement on Schedule 14C and the shareholder approval became effective on March 1, 2025.

5

Effect of Sales of our Common Stock under the ELOC Agreements on our Stockholders

The common stock being registered for resale in this prospectus may be issued and sold by us to the Selling Stockholder from time to time at our discretion, during the terms described above. The resale by the Selling Stockholder of a significant quantity of shares registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of our common stock to decline and to be highly volatile. Sales of our common stock, if any, to Helena under the ELOC Agreement will be determined by us in our sole discretion, subject to the satisfaction of certain conditions in the ELOC Agreement and will depend upon market conditions and other factors. We may ultimately decide to sell to Helena all, some or none of the common stock that may be available for us to sell to Helena pursuant to the ELOC Agreement. If we elect to sell common stock to Helena pursuant to the ELOC Agreement, after Helena has acquired such shares, Helena may resell all, some or none of such common stock at any time or from time to time in its discretion and at different prices. As a result, investors who purchase common stock from Helena in this offering at different times will likely pay different prices for those shares of common stock, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. See “Risk Factors—Risks Related to this Offering—Investors who buy shares of Common Stock from Helena at different times will likely pay different prices.”

Investors may experience a decline in the value of the common stock they purchase from Helena in this offering as a result of future sales made by us to Helena at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares of common stock to Helena under the ELOC Agreement, or if investors expect that we will do so, the actual sales of common stock or the mere existence of our arrangement with Helena may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

Because the purchase price per share to be paid by Helena for the common stock that we may elect to sell to Helena under the ELOC Agreement, if any, will fluctuate based on the market prices of our common stock at the time we make such election, as of the date of this prospectus, it is not possible for us to predict the number of shares of common stock that we will sell to Helena under the ELOC Agreement, the actual purchase price per share to be paid by Helena for those shares of common stock, or the actual gross proceeds to be raised by us from those sales, if any. As of April 21, 2025, there were 16,693,306 shares of common stock outstanding. If all of the 16,680,100 shares of our common stock offered for resale by the Selling Stockholders under this prospectus were issued and outstanding as of April 21, 2025, assuming an offering price of $0.96 (which was the closing price on April 18, 2025), such shares would represent approximately 51.0% of total number of shares of our common stock outstanding. The actual number of shares of our common stock issuable will vary depending on the then current market price of shares of our common stock sold to the Selling Stockholder in this offering.

The number of shares of common stock ultimately offered for sale by the Selling Stockholder for resale under this prospectus is dependent upon the number of shares of common stock, if any, we ultimately sell to Helena under the ELOC Agreement. Further, if and when we elect to sell shares of common stock to Helena pursuant to the ELOC Agreement, after Helena has acquired such shares, Helena may resell all, some or none of such shares of common stock at any time or from time to time in its discretion and at different prices.

The issuance of our shares of common stock to the Selling Stockholder pursuant to the ELOC Agreement will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted. Although the number of shares of common stock that our existing stockholders own will not decrease, the shares of common stock owned by our existing stockholders will represent a smaller percentage of our total outstanding shares of common stock after any such issuance.

Although the ELOC Agreement provides that we may sell up to an aggregate of $30.0 million of shares of our common stock to Helena, we have agreed to register only $15,000,000 of shares for resale under the registration statement that includes this prospectus.

The following table sets forth the number of shares of common stock to be issued to Helena under the ELOC Agreement registered hereunder at varying purchase prices:

Assumed Average Purchase Price Per Share		Number of Registered Shares to be Issued if Full Purchase(1)	Percentage of Outstanding Shares After Giving Effect to the Issuance to Helena(2)	Gross Proceeds from the Sale of Shares to Helena Under the Purchase Agreement
$0.96	(3)	15,625,000	47.8%	$15,000,000
$2.00		7,500,000	30.50%	$15,000,000
$4.00		3,750,000	18.0%	$15,000,000
$7.50		2,000,000	10.4%	$15,000,000
$10.00		1,500,000	8.1%	$15,000,000

Notes to table:

(1)	The purchase prices assume a discount to the market prices of our shares, in accordance with the ELOC Agreement.
(2)	The denominator is based on 16,693,306 shares outstanding as of April 18, 2025, adjusted to include the number of shares set forth in the adjacent column that we would have sold to Helena, assuming the average purchase price in the first column. The numerator is based on the number of shares issuable pursuant to future sales under the ELOC Agreement (that are the subject of this offering) at the corresponding assumed average purchase price set forth in the first column.
(3)	The closing sale price of our common stock on April 17, 2025.

6

Summary of Risk Factors

Our business is subject to a number of risks and uncertainties of which you should be aware before making an investment decision. You should consider all of the information set forth in this prospectus and, in particular, the specific factors set forth under “Risk Factors” in deciding whether to invest in our securities. These risks include, without limitation, the following:

●	We require substantial additional funding to meet our financial needs and to pursue our business objectives. If we are unable to raise capital when needed, we could be forced to delay, reduce, or altogether cease our current and future product development programs or future commercialization efforts.
●	Our limited operating history may make it difficult for you to evaluate the success of our business to date and to assess our future viability.
●	We face substantial competition, which may result in others discovering, developing, or commercializing products before or more successfully than we do.
●	We are relying exclusively on the skills and expertise of our management team in conducting our business, not all of the management team will devote all of their time to managing the Company, and we currently have no full-time employees, which may impede our ability to carry on our business.
●	We operate with a small team and our future success depends on our ability to retain key executives and to attract, retain, and motivate qualified personnel.
●	Our exclusive licensing rights to our intellectual property are subject to agreements with third parties and we may not meet the milestones set forth in those agreements or our exclusive licensing rights may be terminated.
●	If we are unable to obtain and maintain patent and other intellectual property protection for our technology, or for any our current in-development products or our future product candidates, or if the scope of the patent and other intellectual property protection obtained is not sufficiently broad, our competitors could develop and commercialize technology and drugs similar or identical to ours, and our ability to successfully commercialize our technology and product candidates may be impaired.
●	As an organization, we have limited experience designing and implementing clinical trials and we have never conducted pivotal clinical trials. Failure to adequately design a trial, or incorrect assumptions about the design of the trial, could adversely affect the ability to initiate the trial, enroll patients, complete the trial, or obtain regulatory approval on the basis of the trial results, as well as lead to increased or unexpected costs and in delayed timelines.
●	If we are not able to obtain, or if there are delays in obtaining, required regulatory approvals, we will not be able to commercialize our current in-development products or our future product candidates, and our ability to generate revenue will be materially impaired.
●	If we are unable to successfully develop any required companion diagnostic tests for our product candidates, or if we experience significant delays in doing so or rely on third parties in the development of such companion diagnostic tests, we may not realize the full commercial potential of our product candidates.
●	Preclinical development is uncertain. Our preclinical programs may experience delays or may never advance to clinical trials, which would adversely affect our ability to obtain regulatory approvals or commercialize these programs on a timely basis or at all.
●	The regulatory approval processes of the FDA and comparable foreign authorities are lengthy, time-consuming and inherently unpredictable, and if we are ultimately unable to obtain regulatory approval for our product candidates, our business will be materially harmed.
●	We have identified material weaknesses in our internal control over financial reporting. If we are unable to remediate these material weaknesses, or if we identify additional material weaknesses in the future or otherwise fail to maintain effective internal control over financial reporting, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect our business.
●	If you purchase common stock in this offering, you will suffer immediate dilution of your investment.
●	The trading price of our common stock may be volatile, and you could lose all or part of your investment.

Corporate History and Information

Kairos Pharma, Ltd. was originally incorporated on June 17, 2013 under the laws of the State of California as NanoGB13, Inc. We changed our name to “Kairos Pharma, Ltd.” on July 15, 2016. On May 10, 2023, we filed a certificate of conversion with the Secretary of State of the State of California and, on the same date, we also filed with the Secretary of State of the State of Delaware a certificate of conversion from a non-Delaware corporation to a Delaware corporation pursuant to the Delaware General Corporation Law. In addition, on May 10, 2023, we also filed a certificate of incorporation with the Secretary of State of the State of Delaware and became a Delaware corporation.

In conjunction with the Company’s conversion into a Delaware corporation, on May 10, 2023, the Company conducted a 1-for-2.5 reverse stock split (the “Reverse Stock Split”). After the Reverse Stock Split, effective as of May 10, 2023, there were 10,334,357 shares of our common stock outstanding.

We presently conduct all of our operations virtually when possible. Our registered corporate address is 2355 Westwood Blvd., #139, Los Angeles, California 90064 and our corporate website is https://kairospharma.com. The information contained in, or accessible from, our website or any other website does not constitute a part of this registration statement of which this prospectus forms a part.

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Implications of Being an Emerging Growth Company and Smaller Reporting Company

We are an “emerging growth company” and a “smaller reporting company” as defined in the Jumpstart Our Business Startups Act of 2012, or JOBS Act. We may take advantage of certain exemptions from various public company reporting requirements, including not being required to have our internal control over financial reporting audited by our independent registered public accounting firm under Section 404 of the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and any golden parachute payments. We may take advantage of these exemptions for up to five years or until we are no longer an “emerging growth company,” whichever is earlier. We will cease to be an emerging growth company prior to the end of such five-year period if certain earlier events occur, including if (i) we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or Exchange Act, (ii) our annual gross revenues exceed $1.235 billion, or (iii) we issue more than $1.0 billion of non-convertible debt in any three-year period. In particular, in this prospectus, we have provided only two years of audited financial statements and have not included all of the executive compensation-related information that would be required if we were not an emerging growth company. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period to comply with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of accounting standards that have different effective dates for public and private companies until those standards would otherwise apply to private companies. We have elected to avail ourselves of this exemption and, therefore, we will not be subject to the same requirements to adopt new or revised accounting standards as other public companies that are not “emerging growth companies.”

We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We will continue to be a smaller reporting company after this offering if either (i) the market value of our shares held by non-affiliates is less than $250 million as measured on the last business day of our second fiscal quarter or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our shares held by non-affiliates is less than $700 million as measured on the last business day of our second fiscal quarter. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and have reduced disclosure obligations regarding executive compensation. Further, if we are a smaller reporting company with less than $100 million in annual revenue, we would not be required to obtain an attestation report on internal control over financial reporting issued by our independent registered public accounting firm.

Market, Industry, and Other Data

We obtained the industry, market, and competitive position data used throughout this prospectus from our own internal estimates and research, as well as from independent market research, industry, and general publications and surveys, governmental agencies, and publicly available information in addition to research, surveys, and studies conducted by third parties. Internal estimates are derived from publicly available information released by industry analysts and third-party sources, our internal research and our industry experience, and are based on assumptions made by us based on such data and our knowledge of our industry and market, which we believe to be reasonable. In some cases, we do not expressly refer to the sources from which this data is derived. In that regard, when we refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from the same sources, unless otherwise expressly stated or the context otherwise requires. In addition, while we believe the industry, market, and competitive position data included in this prospectus is reliable and based on reasonable assumptions, such data involve risks and uncertainties and are subject to change based on various factors, including those discussed in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties or by us.

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The Offering

Common stock outstanding before this offering:	16,693,306

Common stock offered by the Selling Stockholder:	Consists of (i) up to $15,000,000 of (or 15,625,000) shares of common stock (assuming the shares to be issued are sold at a price of $0.96 per share) being registered for sale in accordance with the terms of the ELOC Agreement and (ii) 1,055,100 shares held by the Selling Stockholder.

Common Stock to be outstanding after this offering	32,702,765 shares (assuming the issuance of all shares of common stock issuable under the ELOC Agreement) (1)

Use of proceeds:

We are not selling any securities under this prospectus and will not receive any proceeds from the sale of common stock by the Selling Stockholder pursuant to this prospectus. We may receive up to $15.0 million in aggregate gross proceeds from Helena under the ELOC Agreement in connection with sales of the shares of our common stock registered under this prospectus. However, the actual proceeds from Helena may be less than this amount depending on the number of shares of our common stock sold and the price at which the shares of our common stock are sold.

Although the ELOC Agreement itself provides that we may sell up to an aggregate of $30.0 million of shares of our common stock to Helena, we have agreed to register only $15 million of shares for resale under the registration statement that includes this prospectus. Thus, we will not be able to access additional shares under the ELOC unless we file an additional registration statement related to such shares.

We intend to use the net proceeds obtained under the ELOC Agreement to fund Phase 1 and Phase 2 clinical trials of our product candidates, including ENV 105 and preclinical product candidates including KROS 101, potential acquisition or in-licensing activities, and working capital and general corporate purposes.

See the section titled “Use of Proceeds” for additional information.

Terms of this offering	The Selling Stockholder, including its transferees, donees, pledgees, assignees, and successors-in-interest, may sell, transfer, or otherwise dispose of any or all of the shares of common stock offered by this prospectus from time to time on the NYSE American or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. The shares of common stock may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price or at negotiated prices.

Risk factors:	See the section titled “Risk Factors” and other information included in this prospectus, and incorporated by reference herein, for a discussion of factors you should consider carefully before deciding to invest in our common stock.

Trading market and symbol:	Our common stock is listed on the NYSE American under the symbol “KAPA.”

Transfer agent:	The transfer agent and registrar for our common stock is VStock Transfer LLC.

(1) The shares of our common stock to be issued and outstanding immediately after this offering is based on 16,693,306 shares of common stock issued and outstanding as of April 16, 2025, and excludes:

●	277,188 shares of our common stock issuable upon the exercise of outstanding common stock purchase warrants with a weighted-average exercise price of $4.29 per share;

●	156,000 prefunded warrants which remain outstanding and subject to exercise; and

●	1,650,000 shares of common stock reserved for future issuance under our equity incentive plan, of which 80,000 restricted stock units have been issued and remains subject to vesting.

Unless otherwise indicated, this prospectus does not assume or give effect to the exercise of any outstanding warrants described above.

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RISK FACTORS

An investment in our securities has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below, the other information in this prospectus, and under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024, which is incorporated by reference and the other information in this prospectus. Any of the risks and uncertainties set forth herein could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the trading price or value of our securities. Additional risks not currently known to us or which we consider immaterial based on information currently available to us may also materially adversely affect us. As a result, you could lose all or part of your investment.

Risks Related to This Offering and Ownership of Our Common Stock

It is not possible to predict the actual number of shares of our common stock, if any, we will sell under the ELOC Agreement, or the actual gross proceeds resulting from those sales or the dilution to you from those sales. Further, we may not have access to the full amount available under the ELOC Agreement.

Pursuant to the ELOC Agreement, Helena will purchase from us, from time to time, the lesser of up to (i) the Commitment Amount of $30 million in shares of our common stock, which number will be limited to 3,336,991 shares (inclusive of the 1,055,100 restricted shares of common stock presently held by Helena), representing 19.99% of the total number of shares of common stock outstanding immediately prior to the execution of the ELOC Agreement (the “Exchange Cap”), until such time as we obtain shareholder approval to issue in excess of 19.99% of our common stock. upon the terms and subject to the conditions and limitations set forth in the ELOC Agreement; provided, however, that such limitations will not apply if we obtain stockholder approval to issue additional shares of common stock.

The shares of our common stock that may be issued under the ELOC Agreement may be sold by us to Helena at our discretion from time to time until the earliest to occur of (i) the 36-month anniversary of the effective date of the ELOC Agreement or (ii) the date on which Helena has purchased the total Commitment Amount pursuant to the ELOC Agreement.

Although the ELOC Agreement provides that we may sell up to an aggregate of $30.0 million of shares of our common stock to Helena, we have agreed to register only $15,000,000 of shares for resale under the registration statement that includes this prospectus. Thus, the Commitment Amount will be limited to $15,000,000 until such time as we register additional shares of our common stock, if ever.

We generally have the right to control the timing and amount of any sales of our common stock to Helena under the ELOC Agreement. Sales of our common stock, if any, to Helena under the ELOC Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Helena all, some or none of the common stock that may be available for us to sell pursuant to the ELOC Agreement. Accordingly, we cannot guarantee that we will be able to sell all of the Commitment Amount or how much in proceeds we may obtain under the ELOC Agreement. If we cannot sell securities under the ELOC Agreement, we may be required to utilize more costly and time-consuming means of accessing the capital markets, which could have a material adverse effect on our liquidity and cash position.

Because the purchase price per share of common stock to be paid by Helena for the common stock that we may elect to sell to under the ELOC Agreement, if any, will fluctuate based on the market prices of our common stock at the time we make such election, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of shares of common stock that we will sell to Helena under the ELOC Agreement, the purchase price per share that Helena will pay for shares of common stock purchased from us under the ELOC Agreement, or the aggregate gross proceeds that we will receive from those purchases by Helena under the ELOC Agreement.

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We are registering 16,680,100 shares of our common stock under this prospectus. As of April 18, 2025, there were 16,693,306 shares of our common stock outstanding. If all of the 16,680,100 shares of our common stock offered for resale by the Selling Stockholder under this prospectus were issued and outstanding as of April 18, 2025, such shares would represent approximately 51,0% of total number of shares of our common stock outstanding.

The actual number of shares of our common stock issuable will vary depending on the then current market price of shares of our common stock sold to the Selling Stockholder in this offering and the number of shares of our common stock we ultimately elect to sell to the Selling Stockholder under the ELOC Agreement. Helena is not obligated to buy any common stock under the ELOC Agreement if such shares, when aggregated with all other common stock then beneficially owned by Helena and its affiliates (as calculated pursuant to Section 13(d) of the Securities Exchange Act, and Rule 13d-3 promulgated thereunder), would result in Helena beneficially owning common stock in excess of 19.99% of the then-outstanding shares of common stock. Our inability to access a portion or the full amount available under the ELOC Agreement, in the absence of any other financing sources, could have a material adverse effect on our business or results of operation. Helena will pay less than the then-prevailing market price for our common stock, which could cause the price of our common stock to decline.

Helena will pay less than the then-prevailing market price for our common stock, which could cause the price of our common stock to decline.

The purchase price of our common stock to be sold to Helena under the ELOC Agreement is derived from the market price of our common stock on the NYSE American. Shares to be sold to Helena pursuant to the ELOC Agreement will be purchased at a discounted price equal to 95% of the lowest intraday sale price for our common stock during the three trading days commencing on the date of Helena’s receipt of the shares of common stock relating to our Advance Notice.

As a result of this pricing structure, Helena may sell the shares they receive immediately after receipt of such shares, which could cause the price of our common stock to decrease.

Investors who buy shares of common stock from Helena at different times will likely pay different prices.

Pursuant to the ELOC Agreement, we have discretion, to vary the timing, price and number of shares of common stock we sell to Helena. If and when we elect to sell shares of common stock to Helena pursuant to the ELOC Agreement, after Helena has acquired such shares, Helena may resell all, some or none of such shares at any time or from time to time in its sole discretion and at different prices. As a result, investors who purchase shares from Helena in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from Helena in this offering as a result of future sales made by us to Helena at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to Helena under the ELOC Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangements with Helena may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

Future resales and/or issuances of shares of common stock, including pursuant to this prospectus, or the perception that such sales may occur, may cause the market price of our shares to drop significantly.

The shares of our common stock that may be issued under the ELOC Agreement may be sold by us to Helena at our discretion from time to time from the date of effectiveness of the registration statement of which this prospectus forms a part until the earliest to occur of (i) the 36-month anniversary of the effective date of the ELOC Agreement, or (ii) the date on which Helena has purchased the aggregate Commitment Amount.

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The purchase price for shares of our common stock that we may sell to Helena under the ELOC Agreement will fluctuate based on the trading price of shares of our common stock. Depending on market liquidity at the time, sales of shares of our common stock may cause the trading price of shares of our common stock to decrease. We generally have the right to control the timing and amount of any future sales of shares of our common stock to Helena. Additional sales of shares of our common stock, if any, to Helena will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Helena all, some or none of the additional shares of our common stock that may be available for us to sell pursuant to the ELOC Agreement. If and when we do sell shares of our common stock to Helena, after Helena has acquired shares of our common stock, Helena may resell all, some or none of such shares of our common stock at any time or from time to time in its discretion and at different prices. Therefore, sales to Helena by us could result in substantial dilution to the interests of other holders of shares of our common stock. In addition, if we sell a substantial number of shares of our common stock to Helena under the ELOC Agreement, or if investors expect that we will do so, the shares held by Helena will represent a significant portion of our public float and may result in substantial decreases to the price of our common stock. The actual sales of shares of our common stock or the mere existence of our arrangement with Helena may also make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

The market price of shares of our common stock could drop significantly if Helena sells shares of common stock or is perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of shares of our common stock or other securities.

We may use proceeds from sales of our common stock made pursuant to the ELOC Agreement in ways with which you may not agree or in ways which may not yield a significant return.

We will have broad discretion over the use of proceeds from sales of our common stock made pursuant to the ELOC Agreement, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds, their ultimate use may vary substantially from their currently intended use. While we expect to use the net proceeds from this offering as set forth in “Use of Proceeds,” we are not obligated to do so. The failure by us to apply these funds effectively could harm our business, and the net proceeds may be used for corporate purposes that do not increase our operating results or enhance the value of our common stock.

Investors who buy shares of Common Stock from Helena at different times will likely pay different prices.

Pursuant to the ELOC Agreement, we have discretion to vary the timing, price and number of shares of common stock we sell to Helena. If and when we elect to sell shares of common stock to Helena pursuant to the ELOC Agreement, after Helena has acquired such shares, Helena may resell all, some or none of such shares at any time or from time to time in its sole discretion and at different prices. As a result, investors who purchase shares from Helena in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from Helena in this offering as a result of future sales made by us to Helena at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to Helena e under the ELOC Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangements with Helena may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

Future sales of our common stock, or the perception in the public markets that these sales may occur, could cause the market price for our common stock to decline.

Sales of a substantial number of shares of our common stock in the public market could occur at any time, subject to the restrictions and limitations described below. If our stockholders sell, or the market perceives that our stockholders intend to sell, substantial amounts of our common stock in the public market following this offering, the market price of our common stock could decline significantly.

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We have reserved 1,650,000 shares of common stock for issuance under our 2023 Equity Incentive Plan, and we have issued a total of 80,0000 restricted stock and/or restricted stock units to our independent directors and consultants. We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of shares of our common stock in the public market, or the perception that those sales will occur, could cause the market price of our common stock to decline.

Such shares are registered on Form S-8 and will be available for sale in the public market subject to vesting arrangements and exercise of options, the lock-up agreements described above and, in the case of our affiliates, the restrictions of Rule 144 under the Securities Act.

If we were to register the resale of those shares, they could be freely sold in the public market without limitation. If these additional shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could decline.

Financings could adversely affect common stock ownership interest and rights in comparison with those of other security holders.

Our board of directors, in accordance with our certificate of incorporation and bylaws, has the power to issue additional shares of common stock or preferred stock without stockholder approval. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our existing stockholders will be reduced, and these newly issued securities may have rights, preferences or privileges senior to those of existing stockholders.

Our board of directors may establish the rights, privileges, preferences and restrictions, including voting rights, of future series of stock and to issue such stock without approval from our shareholders. The rights of holders of common stock may suffer as a result of the rights granted to holders of preferred stock that may be issued in the future. In addition, we could issue preferred stock to prevent a change in control of our Company, depriving common shareholders of an opportunity to sell their stock at a price in excess of the prevailing market price.

If we issue any additional common stock or securities convertible into common stock, such issuance will reduce the proportionate ownership and voting power of each other stockholder. In addition, such stock issuances might result in a reduction of the per share book value of our common stock and result in what is more commonly known as dilution. We may issue further shares as consideration for the cash or assets or services out of our authorized but unissued common stock that would, upon issuance, represent a majority of the voting power and equity of our Company. The result of such an issuance would be those new stockholders and management would control our Company, and persons unknown could replace our management at that time. Such an occurrence would result in a greatly reduced percentage of ownership of our Company by our current stockholders, which could present significant risks to stockholders. The Company may raise capital in the futures in “down rounds” at a lower per share price than it’s the price in this offering or the trading price for our stock, which would be dilutive to prior investors, and there can be no assurance that future rounds will not be necessary that would be dilutive to investors in the current round. Investors may experience dilution in any future financing conducted by the Company.

We may not be able to maintain a listing of our common stock on NYSE American.

We must continue to meet certain financial and liquidity criteria to maintain our listing on NYSE American. If we violate the listing requirements of such stock exchange, or if we fail to meet any of such exchange’s continued listing standards, our common stock may be delisted. In addition, our board of directors may determine that the cost of maintaining our listing on a national securities exchange outweighs the benefits of such listing. A delisting of our common stock from NYSE American may materially impair our stockholders’ ability to buy and sell our common stock and could have an adverse effect on the market price of, and the efficiency of the trading market for, our common stock. The delisting of our common stock could significantly impair our ability to raise capital and the value of your investment.

If our shares of common stock become subject to the penny stock rules, it would become more difficult to trade our shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not maintain a listing on NYSE American or another national securities exchange and if the price of our common stock is less than $5.00, our common stock could be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock, and therefore stockholders may have difficulty selling their shares.

While we are not a controlled company, our chairman of the board of directors presently has control over key decision making as a result of his control of a majority of our voting stock and exercises significant voting power.

John S. Yu, our Chairman, and CEO, has the right to exercise voting rights with respect to an aggregate of 5,341,837 shares of common stock, which represents approximately 32.0% of the voting power of our outstanding capital stock. As a result, Dr. Yu has the ability to control the outcome of matters submitted to our stockholders for approval, including the election of directors and any merger, consolidation, or sale of all or substantially all of our assets. This concentrated control could delay, defer, or prevent a change of control, merger, consolidation, or sale of all or substantially all of our assets that our other stockholders support, or conversely this concentrated control could result in the consummation of such a transaction that our other stockholders do not support. This concentrated control could also discourage a potential investor from acquiring our common stock due to the limited voting power of such stock relative to the shares of common stock and might harm the market price of our common stock. In addition, Dr. Yu has the ability to control the management and major strategic investments of our company as a result of his position as our CEO and his ability to control the election or replacement of our directors. In the event of his death, the shares of our capital stock that Dr. Yu owns will be transferred to the persons or entities that he designates. As a board member and officer, Dr. Yu owes a fiduciary duty to our stockholders and must act in good faith in a manner he reasonably believes to be in the best interests of our stockholders. As a stockholder, even a controlling stockholder, Dr. Yu is entitled to vote his shares in his own interests, which may not always be in the interests of our stockholders generally.

Concentration of ownership of our common stock among our existing executive officers, directors, and principal stockholders may prevent new investors from influencing significant corporate decisions and matters submitted to stockholders for approval.

As of the date of this prospectus, our executive officers, directors, and current beneficial owners of 5% or more of our capital stock and their respective affiliates will, in the aggregate, beneficially own 40.4% of our outstanding common stock, based on 16,693,306 shares of our common stock outstanding as of April 21, 2025. As a result, these persons, acting together, would be able to significantly influence all matters requiring stockholder approval, including the election and removal of directors, any merger, consolidation, or sale of all or substantially all of our assets, or other significant corporate transactions. In addition, these persons, acting together, may have the ability to control the management and affairs of our company. Accordingly, this concentration of ownership may harm the market price of our common stock by:

●	delaying, deferring, or preventing a change in control;
●	entrenching our management and/or the board of directors;
●	impeding a merger, consolidation, takeover, or other business combination involving us; or
●	discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us.

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In addition, some of these persons or entities may have interests different than yours. For example, because many of these stockholders purchased their shares at prices substantially below the price at which shares are being sold in this offering and have held their shares for a longer period, they may be more interested in selling our company to an acquirer than other investors, or they may want us to pursue strategies that deviate from the interests of other stockholders.

Provisions in our corporate charter documents and under Delaware law could make an acquisition of our company, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our certificate of incorporation and our bylaws may discourage, delay or prevent a merger, acquisition, or other change in control of our company that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. These provisions also could limit the price that investors might be willing to pay in the future for shares of our common stock, thereby depressing the market price of our common stock. In addition, because our board of directors is responsible for appointing the members of our management team, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors. Among other things, these provisions:

●	allow the authorized number of our directors to be changed only by resolution of our board of directors;

●	limit the manner in which stockholders can remove directors from the board of directors;

●	establish advance notice requirements for stockholder proposals that can be acted on at stockholder meetings and nominations to our board of directors;

●	require that stockholder actions must be effected at a duly called stockholder meeting and prohibit actions by our stockholders by written consent;

●	limit who may call stockholder meetings;

●	authorize our board of directors to issue preferred stock without stockholder approval, which could be used to institute a stockholder rights plan, or so-called “poison pill,” that would work to dilute the stock ownership of a potential hostile acquirer, effectively preventing acquisitions that have not been approved by our board of directors; and

●	require the approval of the holders of at least 66 2/3% of the votes that all our stockholders would be entitled to cast to amend or repeal certain provisions of our charter or bylaws.

Moreover, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, or the DGCL, which prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired more than 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner. These provisions could discourage potential acquisition proposals and could delay or prevent a change in control transaction. They could also have the effect of discouraging others from making tender offers for our common stock, including transactions that may be in your best interests. These provisions may also prevent changes in our management or limit the price that investors are willing to pay for our stock.

Our certificate of incorporation provides that unless we consent in writing to the selection of an alternative forum, and except for actions brought under the Securities Act or the Exchange Act, the Court of Chancery of the State of Delaware will be the exclusive forums for substantially all disputes between us and our stockholders. In addition, our exclusive forum provision may result in increased costs for investors to bring a claim.

Our certificate of incorporation provides that unless we consent in writing to the selection of an alternative forum, and except for actions brought under the Securities Act or the Exchange Act, the Court of Chancery of the State of Delaware is the exclusive forum for:

●	any derivative action or proceeding brought on our behalf;

●	any action asserting a breach of fiduciary duty;

●	any action asserting a claim against us arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws;

●	any action or proceeding to interpret, apply, enforce, or determine the validity of our certificate of incorporation, or our bylaws; and

●	any action asserting a claim against us or any of our directors, officers, employees, or agents that is governed by the internal-affairs doctrine.

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Any person purchasing or otherwise acquiring or holding any interest in shares of our capital stock is deemed to have received notice of and consented to the foregoing provisions. These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds more favorable for disputes with us or with our directors, officers, other employees or agents, or our other stockholders, which may discourage such lawsuits against us and such other persons or may result in additional expense to a stockholder seeking to bring a claim against us. Alternatively, if a court were to find this choice of forum provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, results of operations, financial condition, and prospects. In addition, our exclusive forum provision may result in increased costs for investors to bring a claim.

The choice of forum provision in our certificate of incorporation specifically excludes actions brought under the Securities Act or Exchange Act. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Consequently, this forum selection provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction. Moreover, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions, and there can be no assurance that such provisions will be enforced by a court in those other jurisdictions. We note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

We will have broad discretion in the use of proceeds from this offering and may invest or spend the proceeds in ways with which you do not agree and in ways that may not increase the value of your investment.

Our management will have broad discretion in the application of our cash, including the net proceeds from this offering, and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. The failure by our management to apply these funds effectively could result in financial losses that could have a negative impact on our business, cause the price of our common stock to decline, and delay the development of our current in-development products and planned pipeline and expansion programs as well as commercial preparedness. Pending their use, we may invest our cash, including the net proceeds from this offering, in a manner that does not produce value or that loses value. See the section titled “Use of Proceeds” for additional information.

We do not anticipate paying any cash dividends on our capital stock in the foreseeable future, and accordingly, stockholders must rely on capital appreciation, if any, for any return on their investment.

We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Instead, we plan to retain any earnings to maintain and expand our existing operations. In addition, any future credit facility or debt securities may contain terms prohibiting or limiting the amount of dividends that may be declared or paid on our common stock. If we do not pay cash dividends, you could receive a return on your investment in our common stock only if you are able to sell your shares in the future and the market price of our common stock has increased when you sell your shares. As a result, investors seeking cash dividends should not purchase our common stock.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference to this prospectus contain forward-looking statements. All statements other than statements of historical facts contained in this prospectus and in documents incorporated by reference to this prospectus, including statements regarding our future results of operations and financial position, business strategy, product candidates, planned preclinical and nonclinical studies and clinical trials, results of preclinical and nonclinical studies, clinical trials, research and development costs, regulatory approvals, timing and likelihood of success, as well as plans and objectives of management for future operations, are forward-looking statements. These statements involve known and unknown risks, uncertainties, and other important factors that are in some cases beyond our control and may cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “would,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “believe,” “estimate,” “predict,” “potential,” or “continue,” or the negative of these terms or other similar expressions. Forward-looking statements contained in this prospectus and documents incorporated by reference to this prospectus, include, but are not limited to, statements about:

●	our use of the net proceeds from this offering;

●	the initiation, timing, progress, and results of our preclinical and nonclinical studies and clinical trials, and our research and development programs, including the manufacture of clinical trial material and drug product for launch;

●	the ability of our planned clinical trials for are target drugs to be sufficient for regulatory approval in the United States;

●	our ability to retain the continued service of our key professionals and to identify, hire, and retain additional qualified professionals;

●	our ability to advance product candidates into, and successfully complete, clinical trials;

●	the timing of and our ability to obtain and maintain regulatory approvals for our product candidates;

●	the commercialization of our product candidates, if approved;

●	the ability of our current in-development products, if approved, to successfully compete with other therapies, including therapies currently in development;

●	the pricing, coverage, and reimbursement of our product candidates, if approved;

●	the implementation of our business model, strategic plans for our business, and product candidates;

●	the scope of protection we are able to establish and maintain for intellectual property rights covering our product candidates;

●	our ability to identify additional product candidates and advance them into clinical development;

●	our estimates regarding expenses, capital requirements, and needs for additional financing;

●	our financial performance; and

●	developments relating to our competitors and our industry.

We have based these forward-looking statements largely on our current expectations and projections about our business, the industry in which we operate and financial trends that we believe may affect our business, financial condition, results of operations, and prospects and these forward-looking statements are not guarantees of future performance or development. These forward-looking statements speak only as of the date of this prospectus and documents incorporated by reference to this prospectus and are subject to a number of risks, uncertainties, and assumptions described in the section titled “Risk Factors” and elsewhere in this prospectus and documents incorporated by reference to this prospectus. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein or therein until after we distribute this prospectus, whether as a result of any new information, future events, or otherwise.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus and documents incorporated by reference to this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and you are cautioned not to unduly rely upon these statements.

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ELOC Financing

On November 12, 2024, the Company and Helena entered into the ELOC Agreement, pursuant to which Helena agreed to purchase from the Company up to $30,000,000 worth of the Company’s registered and freely tradable common stock. The Company, in agreement with Helena, has determined that it will file a ELOC Registration Statement to register only up to $15,000,000 of the common stock issued or issuable pursuant to this ELOC. During the period commencing on the effective date of the ELOC Registration Statement and ending on the termination of the ELOC, the Company may deliver an Advance Notice to Helena and require Helena to purchase the common stock, each time, in an amount not exceeding the ownership limitation of Helena as set forth in the ELOC Agreement, and the “Maximum Advance Amount,” which means the lesser of (i) fifty percent (50%) of the average of the Daily Value Traded of the common stock over the five (5) Trading Days immediately preceding an Advance Notice, and (ii) $15,000,000; provided, however, that the parties may modify the aforementioned conditions by mutual written consent.

At any time during the term of the ELOC Agreement, the Company may require Helena to purchase common stock by delivering an Advance Notice to Helena pursuant to the ELOC Agreement. Actual sales of shares of common stock to Helena under the ELOC Agreement will depend on a variety of factors to be determined by the Company from time to time, including, among others, market conditions, the trading price of the common stock and determinations by us as to the appropriate sources of funding and the Company’s operations.

Although the ELOC Agreement provides that we may sell up to an aggregate of $30.0 million of our shares of our common stock to Helena, only $15 million or up to 15,625,000 shares of our common stock (assuming the shares are sold at a price of $0.96 per share) are being registered for resale under the registration statement that includes this prospectus.

If we wish to issue and sell to Helena more shares than are being registered for resale hereunder, we must first file with the SEC one or more additional resale registration statements to register under the Securities Act the resale by Helena of any such additional shares of our common stock that we may wish to sell from time to time under the ELOC Agreement, which the SEC must declare effective, in each case, before we may elect to sell any additional shares of our common stock to Helena under the ELOC Agreement. At present, we have no intention of registering such additional amount.

In no event will the Company issue to Helena under the ELOC Agreement more than 2,568,072 shares of common stock, representing 19.99% of the total number of shares of common stock outstanding immediately prior to the execution of the ELOC Agreement, unless the Company obtains the approval of the issuance from its stockholders in accordance with the applicable stock exchange rules.

The net proceeds to the Company under the ELOC Agreement t will depend on the frequency and prices at which the Company sells shares of its common stock to Helena. Under the ELOC Agreement, the common stock would be purchased from the Company at a price per share that is equal to 95% of the lowest intraday sale price of the common stock during the three trading days immediately preceding the date when the common stock is accepted and cleared by Helena’s brokerage firm.

The ELOC Agreement contains customary representations, warranties and agreements of the Company and Helena, limitations and conditions regarding sales of common stock, indemnification rights and other obligations of the parties.

Helena has agreed that, during the term of the ELOC Agreement, it will not engage in or effect, directly or indirectly, any short sales involving the Company’s securities or any hedging transaction that transfers the economic risk of ownership of the common stock.

The ELOC Agreement will terminate upon the following events: (i) the first day of the month following the 36-month anniversary of the ELOC Agreement, or (ii) the date on which the Helena shall have made payment pursuant to the ELOC Agreement in the aggregate amount of the Commitment Amount. Further, the ELOC Agreement may be terminated by the Company after its commencement, at the Company’s discretion; provided, that (i) there are no outstanding Advance Notices related to which the common stock has not yet been issued and (ii) the Company has paid all amounts owed to Helena pursuant to the ELOC Agreement. The Company and Helena may also agree to terminate the ELOC Agreement by mutual written consent. Neither the Company nor Helena may assign or transfer the Company’s respective rights and obligations under the ELOC Agreement.

The Company is registering the $15,000,000 shares of common stock issuable under the ELOC Agreement pursuant to this prospectus.

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Effect of Sales of our Common Stock under the ELOC Purchase Agreements on our Stockholders

The common stock being registered for resale in this prospectus may be issued and sold by us to Helena from time to time at our discretion, during the terms described above. The resale by Helena of a significant quantity of shares registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of our common stock to decline and to be highly volatile. Sales of our common stock, if any, to Helena under the ELOC Agreement will be determined by us in our sole discretion, subject to the satisfaction of certain conditions in the ELOC Agreement and will depend upon market conditions and other factors. We may ultimately decide to sell to Helena all, some or none of the common stock that may be available for us to sell to Helena pursuant to the ELOC Agreement. If we elect to sell common stock to Helena pursuant to the ELOC Agreement, after Helena has acquired such shares, Helena may resell all, some or none of such common stock at any time or from time to time in its discretion and at different prices. As a result, investors who purchase common stock from Helena in this offering at different times will likely pay different prices for those shares of common stock, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. See “Risk Factors—Risks Related to this Offering—Investors who buy shares of Common Stock from Helena at different times will likely pay different prices.”

Investors may experience a decline in the value of the common stock they purchase from Helena in this offering as a result of future sales made by us to Helena at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares of common stock to Helena under the ELOC Agreement, or if investors expect that we will do so, the actual sales of common stock or the mere existence of our arrangement with Helena may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

Because the purchase price per share to be paid by Helena for the common stock that we may elect to sell to Helena under the ELOC Agreement, if any, will fluctuate based on the market prices of our common stock at the time we make such election, as of the date of this prospectus, it is not possible for us to predict the number of shares of common stock that we will sell to Helena under the ELOC Agreement, the actual purchase price per share to be paid by Helena for those shares of common stock, or the actual gross proceeds to be raised by us from those sales, if any. As of April 21, 2025, there were 16,693,306 shares of common stock outstanding. If all of the 16,680,100 shares of our common stock offered for resale by the Selling Stockholders under this prospectus were issued and outstanding as of April 21, 2025, such shares would represent approximately 51.0% of total number of shares of our common stock outstanding. The actual number of shares of our common stock issuable will vary depending on the then current market price of shares of our common stock sold to the Selling Stockholder in this offering.

The number of shares of common stock ultimately offered for sale by the Selling Stockholder for resale under this prospectus is dependent upon the number of shares of common stock, if any, we ultimately sell to Helena under the ELOC Agreement. Further, if and when we elect to sell shares of common stock to Helena pursuant to the ELOC Agreement, after Helena has acquired such shares, Helena may resell all, some or none of such shares of common stock at any time or from time to time in its discretion and at different prices.

The issuance of our shares of common stock to the Selling Stockholder pursuant to the ELOC Agreement will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted. Although the number of shares of common stock that our existing stockholders own will not decrease, the shares of common stock owned by our existing stockholders will represent a smaller percentage of our total outstanding shares of common stock after any such issuance.

Although the ELOC Agreement provides that we may sell up to an aggregate of $30.0 million of shares of our common stock to Helena, we have agreed to register only $15,000,000 of shares for resale under the registration statement that includes this prospectus. If it becomes necessary for us to issue and sell more shares than are being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to $30.0 million under the ELOC Agreement, we must first file with the SEC one or more additional registration statements to register under the Securities Act the resale by Helena of any such additional shares of our common stock we wish to sell from time to time under the ELOC Agreement, which the SEC must declare effective, in each case, before we may elect to sell any additional shares of our common stock to Helena under the ELOC Agreement.

The following table sets forth the number of shares of common stock to be issued to Helena under the ELOC Agreement registered hereunder at varying purchase prices:

Assumed Average Purchase Price Per Share		Number of Registered Shares to be Issued if Full Purchase(1)	Percentage of Outstanding Shares After Giving Effect to the Issuance to Helena(2)	Gross Proceeds from the Sale of Shares to Helena Under the Purchase Agreement
$0.96	(3)	15,625,000	47.8%	$15,000,000
$2.00		7,500,000	30.5%	$15,000,000
$4.00		3,750,000	18.0%	$15,000,000
$7.50		2,000,000	10.4%	$15,000,000
$10.00		1,500,000	8.1%	$15,000,000

Notes to table:

(1)	The purchase prices assume a discount to the market prices of our shares, in accordance with the ELOC Agreement.
(2)	The denominator is based on 16,693,306 shares outstanding as of April 18, 2025, adjusted to include the number of shares set forth in the adjacent column that we would have sold to Helena, assuming the average purchase price in the first column. The numerator is based on the number of shares issuable pursuant to future sales under the ELOC Agreement (that are the subject of this offering) at the corresponding assumed average purchase price set forth in the first column.
(3)	The closing sale price of our common stock on April 17, 2025.

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USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock by the Selling Stockholder pursuant to this prospectus. We may receive up to $15.0 million in aggregate gross proceeds from Helena under the ELOC Agreement in connection with sales of the shares of our common stock pursuant to the ELOC Agreement after the date of this prospectus. However, the actual proceeds from Helena may be less than this amount depending on the number of shares of our common stock sold and the price at which the shares of our common stock are sold.

We intend to use the proceeds from the sale of common stock under the ELOC Agreement, if any, for working capital and general corporate purposes, which includes funding our ongoing clinical trials, capital expenditures and working capital. Pending these uses, we may invest the net proceeds in short- and intermediate-term interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the United States government.

Our expected use of proceeds from the sale of common stock under the ELOC Agreement described above represents our current intentions based on our present plans and business conditions. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the proceeds or the actual amounts that we will spend on the uses set forth above. In the case that the net proceeds from the sale of common stock under the ELOC Agreement will not be sufficient for us to fund any/all of our current in-development products through regulatory approval, we will need to raise additional capital to commercialize our current in-development products and to develop any future product candidates.

The amounts and timing of our actual expenditures will depend on numerous factors, including the time and cost necessary to conduct our planned clinical trials, the results of our planned clinical trials and other factors described in the section titled “Risk Factors” in this prospectus, as well as the amount of cash used in our operations and any unforeseen cash needs. Therefore, our actual expenditures may differ materially from the estimates described above. We may find it necessary or advisable to use the net proceeds for other purposes. We will have broad discretion over how to use the net proceeds to us from the sale of common stock under the ELOC Agreement.

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DETERMINATION OF OFFERING PRICE

The Selling Stockholder will offer the shares of common stock at the prevailing market prices or a privately negotiated price as it may determine from time to time.

The offering price of our common stock to be sold by the Selling Stockholder does not necessarily bear any relationship to our book value, assets, past operating results, financial condition, or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market.

In addition, there is no assurance that our common stock will trade at market prices in excess of the offering price as prices for our common stock in any public market will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

DIVIDEND POLICY

We do not anticipate declaring or paying, in the foreseeable future, any cash dividends on our capital stock. We intend to retain all available funds and future earnings, if any, to fund the development and expansion of our business. Any future determination regarding the declaration and payment of dividends, if any, will be at the discretion of our board of directors, subject to applicable laws, and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects, and other factors our board of directors may deem relevant. In addition, our ability to pay cash dividends on our capital stock in the future may be limited by the terms of any future debt or preferred securities we issue or any credit facilities we enter into.

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MANAGEMENT

Executive Officers, Management, and Directors

We are led by an industry leading senior management team and board of directors with extensive capabilities in immuno-oncology and with a wealth of experience in drug development, commercialization and successful business exits. Collectively, our team possesses a strong record of success, as demonstrated by more than 50 patents held, 12 accepted INDs and approved NDAs, or BLAs, and significant experience at leading life sciences companies including Amgen Inc., Genexine Inc. and Pfizer Inc.

The following table sets forth information regarding our executive officers and directors as of the date of this prospectus.

Name	Age	Position(s)
John S. Yu, M.D.	60	Chief Executive Officer and Chairman of the Board of Directors
Neil Bhowmick, Ph.D.	54	Chief Scientific Officer
Ramachandran Murali. Ph.D.	65	Vice President of Research and Development
Doug Samuelson	65	Chief Financial Officer
Hyun W. Bae, M.D.	55	Independent Director
Hansoo Michael Keyoung, M.D., Ph.D.	50	Independent Director
Rahul Sighvi, Sci.D., MBA	59	Independent Director

Executive Officers

John S. Yu, M.D., CEO and Chairman of the Board of Directors

Dr. Yu, our co-founder, Chairman and Chief Executive Officer, is a medical clinician and investigator. Since 2019, Dr. Yu has also served as the Chief Financial Officer and a director of our wholly owned subsidiary, Enviro. Dr. Yu is committed to advancing Kairos’s pipeline to tackle the most unmet needs in cancer: resistance to cancer therapeutics and the suppressed immune response in cancer. As the Professor of Neurosurgery and Director of Surgical Neuro-Oncology at Cedars-Sinai Medical Center, where he has worked since January 1998 until present, he has dedicated his medical career to the development of immunotherapy for cancer and glioblastoma. Dr. Yu is the co-inventor of the GITR and activated T cell technology. Dr. Yu earned his bachelor’s degree from Stanford University in 1985 and spent a year at the Sorbonne in Paris studying French literature while completing a fellowship in immunology at the Institut Pasteur in Paris, and earned his medical degree from Harvard Medical School in 1990 and a master’s degree from the Harvard University Department of Genetics in 1990, before pursuing a neurosurgical residency at Massachusetts General Hospital in Boston. His portfolio has included 26 research grants, 10 patents, seven FDA-approved investigational drugs and 17 IRB approved clinical trials. We believe Dr. Yu, with his substantial experience in the field, is qualified to serve on our board of directors.

Neil Bhowmick, Ph.D., Chief Scientific Officer

Dr. Bhowmick, our Chief Scientific Officer, has more than 20 years of broad biochemistry experience filing and prosecuting patents in therapeutics and devices, published in peer-reviewed journals (110 publications) leading foundational and pre-clinical cancer studies, obtaining regulatory approvals, and conducting clinical trials. Dr. Bhowmick discovered the role of fibroblasts in cancer therapy resistance and has used this finding to extend the time of cancer remission in multiple cancer types in preclinical and clinical examples as a founder and CEO of Enviro Therapeutics Inc. He trained at Vanderbilt University and is the Professor of Medicine at Cedars-Sinai Medical Center and Director of the Cancer Biology Program at Cedars-Sinai Cancer. He is on the Editorial Board of four scientific journals and charter member of a NIH grant study section. Dr. Bhowmick was a Consultant at Celgene (currently Bristol Myers Squibb, a New York Stock Exchange-listed company) in 2009, Xencor Inc., a Nasdaq-listed company, from 2019 to 2020 and at Tracon, a Nasdaq-listed company, from 2014 to 2019. He currently serves on the Scientific Advisory Board of FibroBiologics. Dr. Bhowmick has received NCI/NIH funding for over 15 years, has been cited over 15,000 times, and holds six patents for biomarker detection platforms and stromal targeted therapeutics (inclusive of ENV 105 and ENV 205).

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Ramachandran Murali, Ph.D., Vice President of Research and Development

Dr. Murali, our Vice President of Research and Development, is an established structural biologist with expertise in macromolecular crystallography, computational biology, drug discovery, immunology, and cancer biology. Using these skills, Dr. Murali advanced a unique technology for creating small peptidomimetics and small molecule drugs that target protein-protein/DNA interactions for diagnostic and therapeutic applications in areas like cancer biology, immunotherapy, and autoimmune pathologies. Dr. Murali co-founded three biotech startup companies, including Xcyte Therapeutics, a cancer immunotherapy company founded in Seattle, WA in 1996, Ception Therapeutics, Inc, an immunotherapeutic pharmaceutical company founded in Philadelphia, PA in 2003 and Nidus, CA, a immunotherapeutic company founded in Los Angeles, CA in 2005. Dr. Murali’s accomplishments also include developing small molecule agonist/antagonists for numerous cell surface receptor complexes, including members of the TNFR super family. Recently, he targeted various transcription factors, such as Onecut-2, for cancer therapy. Dr. Murali has over 10 years of experience in collaborating with several biotech companies and is a co-inventor of more than 10 patents. Dr. Murali obtained his doctoral degree in Biophysics from the University of Madras, one of the pioneering institutes for structural biology in India. Upon graduation, he completed his post-doctoral training at Columbia University and the Wistar Institute (Philadelphia, PA). Later, he joined the University of Pennsylvania as a faculty member and rose to the position of Associate Professor. He is currently a Professor in the Department of Biomedical Sciences, Research Division of Immunology at Cedars-Sinai Medical Center (Los Angeles, CA).

Doug Samuelson, Chief Financial Officer

Mr. Samuelson has served as our external Chief Financial Officer since 2019. Mr. Samuelson is a finance and accounting professional with over 25 years of experience. From 2016 to 2022, Mr. Samuelson served as the Chief Financial Officer of Wellness Center USA, Inc. in Tucson, Arizona. From 2016 to March 2020, Mr. Samuelson served as the Director of Accounting of Second Sight Medical Products, Inc., and in this position, managed all accounting functions, including all general ledger close functions, tax reporting, external audit responsibilities, banking and technical accounting issues. From 2018 to 2019, Mr. Samuelson served as the Chief Financial Officer of AdvaVet, Inc., in Los Angeles, California, the U.S. subsidiary of Swedish pharmaceutical company, Oasmia Pharmaceutical AB (NASDAQ: OASM). From 2016 to 2018, Mr. Samuelson was the Chief Financial Officer of Solis Tek, Inc. (OTC: GNAL), where he handled all financial reporting with the SEC. Mr. Samuelson obtained a Bachelor of Science in Accounting from University of Utah, College of Business and obtained a Master of Science in Computer Science from California State University, Northridge, School of Engineering. He is also a Certified Public Accountant in the State of California.

Non-Employee Directors

Hyun W. Bae, M.D., Independent Director

Dr. Hyun W. Bae has served on our board of directors as an independent director since September 9, 2020. Dr. Bae is an orthopaedic surgeon in private practice in Santa Monica, California, and has been appointed Professor in Orthopaedic Surgery at Cedars-Sinai Medical Center, the Director of Cedars’ Education and Fellowship program, and a clinical partner of the Orthopaedic Stem Cell and Tissue Engineering Laboratory. Since 2010, Dr. Bae has served as the Chief Medical Officer and a director of Prosidyan, a company that develops proprietary fiber-based bioactive glass products. Dr. Bae has served as a Scientific Advisory Board Member of Mesoblast since 2008, Engage Surgical since 2018, and Spine Biopharma since 2019. He also served as a Scientific Advisory Board Member of Tissuegene from 2008 to 2015. Dr. Bae is a 20-year veteran of the drug development industry and is a renowned researcher and inventor. He was principal investigator for four FDA-approved randomized clinical trials and has completed 30 clinical studies throughout his career. Dr. Bae also has authored 60 published scientific papers, written five review articles and holds 30 patents. Dr. Bae obtained a Biomechanics degree from Columbia University and a Doctor of Medicine degree, cum laude, from Yale University and is a former NIH Howard Hughes Research Fellow in Bethesda, Maryland. We believe that Dr. Bae is qualified to serve on our board of directors because of his industry and technical experience, including his operational experience in drug discovery and development, and service on multiple company boards.

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Hansoo Michael Keyoung, M.D., Ph.D., Independent Director

Dr. Hansoo Michael Keyoung has served on our board of directors as an independent director since our IPO in September 2024. For over 20 years, Dr. Keyoung has led a successful career as a physician, healthcare executive, and investor in the United States, Europe and Asia. Since 2017, Dr. Keyoung has served as the head of North America for CBC Group, a healthcare-dedicated private equity firm with over $4 billion in assets under management. He has served as Board Chair of AffaMed Therapeutics since 2019, a director of Graybug Vision, a Nasdaq-listed company, since 2019, and a director of InxMed since 2019. From 2015 to 2017, Dr. Keyoung also served as the Chief Executive Officer of Genexine, a KOSDAQ-listed biotech company with a $1 billion plus market cap focused on developing innovative biologic drugs for cancer and rare diseases. During his tenure as Chief Executive Officer of Genexine, he successfully helped lead clinical development in Europe and Asia, raised $100 million in equity, and set up partnerships with Merck, Fosun Pharma, Tasly Pharma, and Kalbe Pharma. From 2013 to 2015, he also served as President of Catalyst Biosciences, a Nasdaq-listed company and a clinical-stage hemophilia and ophthalmology company that partnered with Pfizer, MedImmune, and Isu Abxis. Additionally, he has experience advising Eli Lilly, Bausch & Lomb, and Samsung Electronics/Biologics on Asian expansion, global drug development and commercial partnership strategies. Dr. Keyoung has a Doctor of Medicine degree and a Doctor of Philosophy degree in neuroscience and neurology from Cornell University Weill Medical College and Memorial Sloan Kettering. He was also a Biomedical Fellow at Rockefeller University and Memorial Sloan Kettering. We believe that Dr. Keyoung is qualified to serve on our board of directors because of his extensive experience serving in management and on boards of directors of public company, his experience in private equity investing in healthcare companies, and his extensive advisory work to industry-leading healthcare companies.

Rahul Singhvi, Sc.D., MBA, Independent Director

Dr. Rahul Singhvi is a global leader in the Life Sciences industry and is cofounder of the US based biomanufacturing company, Resilience (National Resilience, Inc.). Prior to cofounding Resilience in 2020, from October 2019 to July 2020, Dr. Singhvi was an Operating Partner at Flagship Pioneering, where he founded and operated companies launched from Flagship’s innovation foundry, Flagship Venture Labs. Before joining Flagship, from September 2013 until October 2019, Rahul was the Chief Operating Officer at the Vaccine Business Unit of Takeda Pharmaceutical Co Ltd. (NYSE:TAK) where he led worldwide vaccine manufacturing operations. Before joining Takeda, from August 2005 to April 2011, Dr. Singhvi was President and CEO of Novavax, Inc. (Nasdaq:NVAX) where he led the company’s transformation into a global vaccine player. Dr. Singhvi’s career began at Merck & Co in 1994, where he held several positions in R&D and manufacturing. Dr. Singhvi serves on the Board of Trustees of the Keck Graduate Institute, and on the Board of Directors for Codexis (Nasdaq:CDXS), and Garuda Therapeutics (private). Dr. Singhvi graduated as the top ranked chemical engineer from the Indian Institute of Technology, Kanpur, India and obtained both his M.S. and Sc.D. degrees in chemical engineering from MIT. He received an MBA from the Wharton School of the University of Pennsylvania, where he graduated as a Palmer Scholar. Because of Dr. Signhvi’s experience and knowledge in the operation and leadership of early-stage public healthcare companies, we believe he will be able to provide valuable insights and contributions to our Board.

Family Relationships

There are no family relationships among our directors and executive officers.

Composition of Our Board of Directors

Our business and affairs are organized under the direction of our board of directors, which consists of four members, each of whom are elected to serve for one year terms to hold office until the next annual meeting of our stockholders and until a successor is appointed and qualified, or until their removal, resignation, or death. The primary responsibilities of our board of directors are to provide oversight, strategic guidance, counselling, and direction to our management. Our board of directors meets on a regular basis and additionally as required.

Director Independence

Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning her or his background, employment and affiliations, including family relationships, our board of directors has determined that three of our four directors, each of Drs. Bae, Keyoung and Singhvi, are “independent” directors in accordance with the rules and regulations of NYSE American.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

●	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

●	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

●	been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

The Board of Directors’ Role in Risk Oversight

The board of directors oversees that the assets of our company are properly safeguarded, that the appropriate financial and other controls are maintained, and that our business is conducted wisely and in compliance with applicable laws and regulations and proper governance. Included in these responsibilities is the board of directors’ oversight of the various risks facing our company. In this regard, our board of directors seeks to understand and oversee critical business risks. Our board of directors does not view risk in isolation. Risks are considered in virtually every business decision and as part of our business strategy. Our board of directors recognizes that it is neither possible nor prudent to eliminate all risk. Indeed, purposeful and appropriate risk-taking is essential for our company to be competitive on a global basis and to achieve its objectives.

While the board of directors oversees risk management, company management is charged with managing risk. Management communicates routinely with the board of directors and individual directors on the significant risks identified and how they are being managed. Directors are free to, and indeed often do, communicate directly with senior management.

Our board of directors administers its risk oversight function as a whole by making risk oversight a matter of collective consideration; however, much of the work is delegated to committees, which will meet regularly and report back to the full board of directors. We have established a standing audit committee, compensation committee and nominating and corporate governance committee of our board of directors. The audit committee will oversee risks related to our financial statements, the financial reporting process, accounting and legal matters, the compensation committee will evaluate the risks and rewards associated with our compensation philosophy and programs, and the nominating and corporate governance committee will evaluate risk associated with management decisions and strategic direction.

Committees of Our Board of Directors

Our board of directors has established an audit committee, a compensation committee, and a nominating and corporate governance committee, each of which is made up of independent directors. The composition and responsibilities of each of the committees of our board of directors are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Each committee has adopted a written charter that satisfies the application rules and regulation of the SEC and the NYSE American rules and regulations, which have been posted to our website at https://kairospharma.com. Our board of directors may establish other committees as it deems necessary or appropriate from time to time.

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Audit Committee

Our audit committee consists of Dr. Michael Keyoung, Dr. Hyun W. Bae and Dr. Rahul Singhvi, each of whom our board of directors has determined satisfies the independence requirements under the NYSE American rule and regulations and Rule 10A-3(b)(1) of the Exchange Act. The chair of our audit committee is Dr. Michael Keyoung, whom our board of directors has determined is an “audit committee financial expert” within the meaning of SEC regulations. Each member of our audit committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, the board of directors has examined each audit committee member’s scope of experience and the nature of their employment in the corporate finance sector.

The primary purpose of the audit committee is to discharge the responsibilities of our board of directors with respect to our corporate accounting and financial reporting processes, systems of internal control and financial-statement audits, and to oversee our independent registered accounting firm. Specific responsibilities of our audit committee include:

●	helping our board of directors oversee our corporate accounting and financial reporting processes;

●	managing the selection, engagement, qualifications, independence and performance of a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

●	discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

●	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

●	reviewing related person transactions;

●	obtaining and reviewing a report by the independent registered public accounting firm at least annually, that describes our internal quality control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

●	approving or, as permitted, pre-approving, audit and permissible non-audit services to be performed by the independent registered public accounting firm.

Compensation Committee

Our compensation committee consists of Dr. Singhvi, Dr. Keyoung and Dr. Bae. The chair of our compensation committee is Dr. Singhvi. Our board of directors has determined that each member of our compensation committee is independent under the NYSE American rules and regulations and as a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.

The primary purpose of our compensation committee is to discharge the responsibilities of our board of directors in overseeing our compensation policies, plans and programs, and to review and determine the compensation to be paid to our executive officers, directors and other senior management, as appropriate. Specific responsibilities of our compensation committee include:

●	reviewing and approving the compensation of our chief executive officer, other executive officers, and senior management;

●	reviewing and recommending to our board of directors the compensation paid to our directors;

●	reviewing and approving the compensation arrangements with our executive officers and other senior management;

●	administering our equity incentive plans and other benefit programs;

●	reviewing, adopting, amending, and terminating, incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections, and any other compensatory arrangements for our executive officers and other senior management;

●	reviewing, evaluating, and recommending to our board of directors’ succession plans for our executive officers; and

●	reviewing and establishing general policies relating to compensation and benefits of our employees, including our overall compensation strategy, including base salary, incentive compensation, and equity-based grants, to assure that it promotes stockholder interests and supports our strategic and tactical objectives, and that it provides for appropriate rewards and incentives for our management and employees.

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Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Dr. Singhvi, Dr. Bae and Dr. Keyoung. The chair of our nominating and corporate governance committee is Dr. Singhvi. Our board of directors has determined that each member of the nominating and corporate governance committee is independent under the NYSE American rules and regulations, a non-employee director, and free from any relationship that would interfere with the exercise of his or her independent judgment.

Specific responsibilities of our nominating and corporate governance committee include:

●	identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on our board of directors;

●	considering and making recommendations to our board of directors regarding the composition and chairmanship of the committees of our board of directors;

●	instituting plans or programs for the continuing education of our board of directors and orientation of new directors;

●	developing and making recommendations to our board of directors regarding corporate governance guidelines and matters; and

●	overseeing periodic evaluations of the board of directors’ performance, including committees of the board of directors and management.

Stockholders of record may also nominate director candidates for our annual meetings of stockholders by following the procedures set forth in our bylaws.

Code of Business Conduct and Ethics

We have adopted a written Code of Business Conduct and Ethics that applies to all our employees, officers, and directors. This includes our principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions. The full text of our Code of Business Conduct and Ethics has been posted on our website at www.kairospharma.com. We intend to disclose on our website any future amendments of our Code of Business Conduct and Ethics or waivers that exempt any principal executive officer, principal financial officer, principal accounting officer or controller, persons performing similar functions, or our directors from provisions in the Code of Business Conduct and Ethics. Information contained on, or accessible through, our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is only an inactive textual reference.

Insider Trading Policy

We have adopted an insider trading policy which prohibits our directors, officers and employees from engaging in transactions in our common stock while in the possession of material non-public information; engaging in transactions in the stock of other companies while in possession of material non-public information that they become aware of in performing their duties; and disclosing material non-public information to unauthorized persons outside our company.

Our insider trading policy restricts trading by directors, officers and certain key employees during blackout periods, which generally begin three weeks prior to the last day of each fiscal quarter and ending three business days following the date the Company’s financial results are publicly disclosed and the Form 10-Q or the Form 10-K is filed. Additional blackout periods may be imposed with or without notice, as the circumstances require.

In addition, directors, officers and employees are expressly prohibited from making certain transactions, including short-term trading, short sales, options trading, trading on margin, and hedging, unless such transaction is specifically approved in advance by the administrator of our insider trading policy.

While we have not adopted a formal policy governing insider trading restrictions on the Company itself, as a matter of practice the Company observes the same procedures and restrictions, including the potential existence of material non-public information, with respect to transactions by the Company in its securities, including repurchases of common stock.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee is currently, or has been at any time, one of our executive officers or employees. None of our executive officers currently serves, or has served during the last calendar year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Non-Employee Director Compensation

During the fiscal years ended December 31, 2024 and 2023, Hyun W. Bae, M.D. served on our board of directors as a non-employee director. No compensation was awarded to or earned by or paid to Dr. Bae for the fiscal years ended December 31, 2023.

We entered into director agreements with Dr. Bae and Dr. Keyoung, effective September 16, 2024, and we entered into a director agreement with Dr. Singhvi upon his appointment on December 10, 2024. Such agreements provide for annual cash compensation of $50,000, payable in quarterly instalments in arrears, plus an additional $10,000 cash compensation for the chair of the audit committee. In addition, our policy provides that, upon initial election or appointment to our board of directors, each new non-employee director will be granted a one-time grant, or Director Initial Grant, of $50,000 of RSUs, with the number of RSUs issued calculated as of the grant date, which will vest in substantially equal annual instalments over a period of three years. The Director Initial Grant is subject to full acceleration of vesting upon the sale of our Company, in accordance with the terms of our 2023 Equity Incentive Plan.

We reimburse our directors for all reasonable out-of-pocket expenses incurred for their attendance at meetings of our board of directors or any committee thereof.

Employee directors receive no additional compensation for their service as a director.

Our certificate of incorporation contains provisions limiting the liability of directors, and our bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted under Delaware law. Our certificate of incorporation and bylaws will also provide our board of directors with discretion to indemnify our employees and other agents when determined appropriate by the board of directors. In addition, we have entered into an indemnification agreements with each of our directors and executive officers, which will require us to indemnify them. For more information regarding these agreements, see the section titled “Executive Compensation — Limitations on Liability and Indemnification.”

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EXECUTIVE COMPENSATION

Our named executive officers for the year ended December 31, 2024 and 2023 were Dr. Yu, Dr. Bhowmick, Dr. Murali and Mr. Samuelson.

Summary Compensation Table

Set forth below is the summary compensation table for our named executive officers for the years ended December 31, 2024 and 2023.

Summary Compensation Table

Set forth below is the summary compensation table for our named executive officers for the years ended December 31, 2024 and 2023. We are currently a “emerging growth company” and a “smaller reporting company” as defined under SEC rules and, as a result, we are required to include only two years of compensation disclosure, rather than three years, in this table.

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

John S. Yu	2024	51,301	-	34,440	-	-	-	-	85,741
	2023	-	-	-	-	-	-	-	-

Neil Bhowmick	2024	29,315	-	34,440	-	-	-	-	63,755
	2023	-	-	-	-	-	-	-	-

Ramachandran Murali	2024	23,452	-	34,440	-	-	-	-	57,892
	2023	-	-	-	-	-	-	-	-

Doug Samuelson	2024	14,657	-	165,494	-	-	-	-	180,151
	2023	-	-		-	-	-	-	-

Employment Agreements

We have entered into employment agreements with each of our executive officers which became effective upon the consummation of our IPO. The terms of the employment agreements are as follows:

Employment Agreement with John Yu, MD

On September 27, 2023, we entered enter into an employment agreement with our Chief Executive Officer and Chairman of the Board, John Yu, M.D. Dr. Yu’s employment agreement became effective upon consummation of our IPO. Under the terms of his employment agreement, Dr. Yu will receive base compensation of $175,000 per year. Dr. Yu also received 14,000 RSUs, which will vest annually in substantially equal installments over a period of three years. In addition, Dr. Yu will be entitled to receive an annual cash or stock bonus, as may be determined by the compensation committee of the board of directors. Should Dr. Yu terminate his employment for “Good Reason,” as defined in his employment agreement, he will be entitled to his then applicable base salary for period of six months, subject to his continued compliance with certain requirements of his employment agreement. Dr. Yu will also be entitled to standard benefits that may be offered by the Company from time to time, including 30 days’ paid vacation.

Employment Agreement with Doug Samuelson

On September 27, 2023, we entered into an employment agreement with our Chief Financial Officer, Mr. Doug Samuelson, which became effective upon consummation of our IPO. Under the employment agreement, Mr. Samuelson will be entitled to receive (i) a base salary equal to $50,000 per year, payable in monthly installments; (ii) an annual grant of 50,000 RSUs, which RSUs will be issued each year on the anniversary date of our IPO, with each grant becoming fully vested after 12 months; and (iii) such number of RSUs equal to 1.2 times the amount of outstanding invoices then owed to Mr. Samuelson according to his current consulting agreement, with such number of RSUs to be calculated at our IPO per share purchase price. In addition, in the event of “Change of Control,” as such term is defined in his employment agreement, Mr. Samuelson will be entitled to receive 250,000 RSUs, which number shall include all RSUs Mr. Samuelson has received up until the date of the Change of Control, and which shall all vest immediately upon issuance. Mr. Samuelson will also be entitled to receive an annual cash or stock bonus, as may be determined by the compensation committee of the board of directors and will be entitled to standard benefits that may be offered by the Company from time to time, including 30 days’ paid vacation and six months’ severance in the event his employment is terminated without cause.

Employment Agreement with Neil Bhowmick, MD

On September 27, 2023, we entered into an employment agreement with our Chief Scientific Officer, Neil Bhowmick, M.D., which became effective upon the consummation of our IPO. Under Dr. Bhowmick’s employment agreement, Dr. Bhowmick will receive a base salary equal to $100,000 per year, payable in monthly installments, and 14,000 RSUs, which RSUs will vest annually over a period of three years. In addition, Dr. Bhowmick will be entitled to receive an annual cash or stock bonus, as may be determined by the board of directors or a committee thereof. Dr. Bhowmick will also be entitled to standard benefits that may be offered by the Company from time to time, including 30 days’ paid vacation and six months’ severance in the event his employment is terminated without “Good Cause” in accordance with the terms of his employment agreement.

Employment Agreement with Ramachandran Murali, MD

On September 27, 2023, we entered into an employment agreement with our Vice President of Research and Development, Ramachandran Murali, MD, which became effective upon consummation of our IPO. Under Dr. Murali’s employment agreement, Dr. Murali will receive base compensation of $80,000 per year and will receive an initial grant of 14,0000 RSUs, which RSUs will vest annually in substantially equal installments over a period of three years. In addition, Dr. Murali will be entitled to receive an annual cash or stock bonus, as may be determined by the board of directors or a committee thereof. Dr. Murali will also be entitled to standard benefits that may be offered by the Company from time to time, including 30 days’ paid vacation and six months’ severance in the event his employment is terminated without “Good Cause” in accordance with the terms of his employment agreement.

Equity-Based Incentive Awards

In July 2023, we adopted our 2023 Equity Incentive Plan, which reserves 1,650,000 shares of common stock for issuance under the plan. Our equity-based incentive awards granted under the Plan are designed to align our interests and those of our stockholders with those of our employees and consultants, including our executive officers. Our board of directors or an authorized committee thereof is responsible for approving equity grants.

We did not grant any equity awards to our named executive officers or directors until the completion of our initial public offering in September 2024. We may grant additional equity awards to our executive officers pursuant to our 2023 Equity Incentive Plan, the terms of which are described below under “Employee Benefit and Stock Plans—2023 Equity Incentive Plan.”

Outstanding Equity Awards at Fiscal Year End

None of our named officers had been granted options, or received any other type of equity compensation, during the fiscal years ended December 31, 2024 and 2023.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the JOBS Act. As an emerging growth company we will be exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of our chief executive officer to the median of the annual total compensation of all of our employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

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Pension Benefits

Our named executive officers did not participate in, or otherwise receive any benefits under, any pension or retirement plan sponsored by us during the fiscal years ended December 31, 2024 and 2023.

Nonqualified Deferred Compensation

Our named executive officers did not participate in, or earn any benefits under, a non-qualified deferred compensation plan sponsored by us during the fiscal years ended December 31, 2024 and 2023.

Other Compensation and Benefits

All of our current named executive officers are eligible to participate in our employee benefit plans, including our medical, dental, and vision plans, in each case on the same basis as all of our other employees. We pay the premiums for the medical, disability, and accidental death and dismemberment insurance for all of our employees, including our named executive officers. We generally do not provide perquisites or personal benefits to our named executive officers.

Equity Benefit Plans

We believe that our ability to grant equity-based awards is a valuable and necessary compensation tool that aligns the long-term financial interests of our employees, consultants, and directors with the financial interests of our stockholders. In addition, we believe that our ability to grant options and other equity-based awards helps us to attract, retain, and motivate employees, consultants, and directors, and encourages them to devote their best efforts to our business and financial success. As a result, we adopted the 2023 Equity Incentive Plan in July 2023 in advance of our IPO. The 2023 Equity Incentive Plan includes the features set forth below.

2023 Equity Incentive Plan

Tax Limitations on Options. Each option will be designated in an award agreement as either an Incentive Stock Option (“ISO”) or a Nonstatutory Stock Option (“NSO”). However, notwithstanding such designation, to the extent that the aggregate fair market value of the shares with respect to which ISOs are exercisable for the first time by the participant during any calendar year exceeds $100,000, such options will be treated as NSOs. The fair market value of the shares will be determined as of the time the option with respect to such shares is granted. The administrator will determine the term of each option in its sole discretion; provided, however, that the term will be no more than ten (10) years from the date of grant in the case of ISOs. Moreover, in the event an ISO is granted to a participant who, at the time of grant, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company, the term of the ISO will be five (5) years from the date of grant or such shorter term as may be provided in the award agreement.

Restricted Stock Unit Awards. Restricted stock units (“RSUs”) may be granted at any time and from time to time as determined by the administrator of the 2023 Equity Incentive Plan. Each RSU grant will be evidenced by an award agreement that will specify such other terms and conditions as the administrator, in its sole discretion, will determine in accordance with the terms and conditions of the 2023 Equity Incentive Plan. The administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed, subject to the prohibition on acceleration of the timing of distribution of deferred compensation subject to Section 409A of the Code, to the extent applicable to the award. On the date set forth in the award agreement, all unearned RSUs will be forfeited to the Company.

Restricted Stock Awards. Each restricted stock award will be evidenced by an award agreement that will specify the period of restriction, the number of shares granted, and such other terms and conditions as the administrator will determine. During the period of restriction, service providers holding shares of restricted stocks granted hereunder may exercise full voting rights with respect to those shares, unless the administrator determines otherwise in a manner not prohibited by the award agreement. During the period of restriction, service providers holding shares of restricted stocks will be entitled to receive all dividends and other distributions paid with respect to such shares unless otherwise provided in the award agreement. If any such dividends or distributions are paid in shares, the shares will be subject to the same restrictions on transferability and provisions for forfeiture as the shares of restricted stocks with respect to which they were paid. On the date set forth in the award agreement, the restricted stocks for which restrictions have not lapsed will revert to the Company and again will become available for grant under the 2023 Equity Incentive Plan.

Stock Appreciation Rights. Stock appreciation rights will be granted in accordance with stock appreciation rights agreements, in the form adopted by the administrator. The exercise price of stock appreciation rights will be not less than 100% of the fair market value of a share on the date of grant. Each stock appreciation right grant will be evidenced by an award agreement that will specify the exercise price, the number of shares with respect to which the award is granted, the term of the stock appreciation right, the conditions of exercise, and such other terms and conditions as the administrator, in its sole discretion, will determine. Stock appreciation right granted under the 2023 Equity Incentive Plan will expire upon the date determined by the administrator and set forth in the award agreement; provided, however, that the term will be no more than ten (10) years from the date of grant thereof. Upon exercise of a stock appreciation right, a participant will be entitled to receive payment from the Company in an amount determined by multiplying: (i) the difference between the fair market value of a share on the date of exercise over the “stock appreciation right exercise price,” as defined under Treasury Regulation Section 1.409A-1(b)(i)(B)(2), i.e., the fair market value of a share on the date of grant of the stock appreciation right; times (ii) the number of shares with respect to which the stock appreciation right is exercised. At the discretion of the administrator, the payment upon stock appreciation right exercise may be in cash, in shares of equivalent value, or in some combination thereof.

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Performance Awards. Performance units and performance shares may be granted to service providers at any time and from time to time, as will be determined by the administrator, in its sole discretion. Each performance unit will have an initial value that is established by the administrator on or before the date of grant. Each performance share will have an initial value equal to the fair market value of a share on the date of grant. The administrator will set performance objectives or other vesting provisions. The administrator may set vesting criteria based upon the achievement of Company-wide, business unit, or individual goals (including, but not limited to, continued employment), or any other basis determined by the administrator in its discretion. Each award of performance units/shares will be evidenced by an award agreement that will specify the performance period, and such other terms and conditions as the administrator, in its sole discretion, will determine. After the applicable performance period has ended, the holder of performance units/shares will be entitled to receive a payout of the number of performance units/shares earned by the participant over the performance period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. Payment of earned performance units/shares will be made as soon as practicable after the expiration of the applicable performance period or, if earlier, after the date on which a participant’s interest in such performance units/shares is no longer subject to a substantial risk of forfeiture, provided however, that in no event shall such payment be made after the later to occur of (i) December 31 of the year in which such risk of forfeiture lapses or (ii) two and one-half months after such risk of forfeiture lapses. The administrator, in its sole discretion, may pay earned performance units/shares in the form of cash, in shares (which have an aggregate fair market value equal to the value of the earned performance units/shares at the close of the applicable performance period) or in a combination thereof. On the date set forth in the award agreement, all unearned or unvested performance units/shares will be forfeited to the Company, and again will be available for grant under the Plan.

Other Stock Awards. The administrator may grant other awards based in whole or in part by reference to our common stock. The administrator will set the number of shares under the stock award (or cash equivalent) and all other terms and conditions of such awards.

Adjustments. In the event that any dividend or other distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares or other securities of the Company, or other change in the corporate structure of the Company affecting the shares occurs, the administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the 2023 Equity Incentive Plan, will adjust the number and class of shares that may be delivered under the 2023 Equity Incentive Plan and/or the number, class, and price of shares covered by each outstanding award, and the numerical share limits set forth thereof.

Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, any corporate separation or division, including, but not limited to, a split-up, a split-off or a spin-off; a reverse merger in which the Company is the surviving entity, but the shares of Company stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or the transfer of more than fifty percent (50%) of the then outstanding voting stock of the Company to another person or entity, the administrator will notify each participant as soon as practicable prior to the effective date of such proposed transaction. The Company, to the extent permitted by applicable law but otherwise in its sole discretion may provide for: (i) the continuation awards by the Company (if the Company is surviving entity or its parent; (ii) the assumption of the 2023 Equity Incentive Plan and such outstanding awards by the surviving entity or its parent; (iii) the substitution by the surviving entity or its parent of rights with substantially the same terms for such outstanding awards; or (iv) the cancellation of such outstanding rights without payment of any consideration provided that in the case of this clause (iv), the administrator will provide notice of its intention to cancel award and offer a reasonable opportunity to exercise vested awards.

Change in Control. In the event of a merger or change in control, as defined in the 2023 Equity Incentive Plan, each outstanding award will be treated as the administrator determines, including, without limitation, that each award will be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation. The administrator will not be required to treat all awards similarly in the transaction.

Plan Amendment or Termination. The administrator may at any time amend, alter, suspend, or terminate the 2023 Equity Incentive Plan. The Company will obtain stockholder approval to any amendment to the 2023 Equity Incentive Plan to the extent necessary or desirable to comply with applicable rules and regulations. No amendment, alteration, suspension, or termination of the 2023 Equity Incentive Plan will impair the rights of any participant, unless mutually agreed otherwise between the participant and the administrator, which agreement must be in writing and signed by the participant and the Company. Termination of the 2023 Equity Incentive Plan will not affect the administrator’s ability to exercise the powers granted to it thereunder with respect to awards granted under the 2023 Equity Incentive Plan prior to the date of such termination.

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CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The following includes a summary of transactions since January 1, 2021 to which we have been a party in which the amount involved exceeded or will exceed the lesser of $120,000 as of December 31, 2024, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described under “Executive Compensation.” We also describe below certain other transactions with our directors, executive officers and stockholders.

Loans and Advances from Related Parties

In August 2024, the Company borrowed $0.04 million from one of its officers. The loans accrue interest at 7.5% interest per annum, are unsecured, and are due in August 2025.

In April and May 2024, the Company borrowed $0.1 million from three of its officers. The loans accrue interest at 7.5% per annum, are unsecured, and are due in April 2025. The officers holding notes payable have since agreed to convert the outstanding loans and principal into shares of common stock of the company, converting at the IPO per share purchase price, following completion of the IPO.

During the year ended December 31, 2021, shareholders of the Company, and a company whose principal stockholder is also a stockholder of the Company, advanced the Company $0.01 million, which was all outstanding at December 31, 2021. The advances accrue no interest, are unsecured and are due on demand. As of December 31, 2021, $0.01 million was owed on the advances. During the year ended December 31, 2022, the Company repaid $0.01 million of the advances, and as of December 31, 2022 and 2023, and June 30, 2024, a total of $0.004 was outstanding.

Policies and Procedures for Transactions with Related Persons

Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 (or, if less, 1% of the average of our total assets in a fiscal year) and such person would have a direct or indirect interest, must be presented to our board of directors or our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our board of directors or our audit committee is to consider the material facts of the transaction, including whether the transaction is on terms no less favourable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

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PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding beneficial ownership of our capital stock as of the date of this prospectus by:

●	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

●	each of our directors and named executive officers; and

●	all of our current executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules and regulations of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership before the offering is based on 16,693,306 shares of our common stock outstanding as of April 18, 2025.

Unless otherwise indicated, the address for each beneficial owner listed in the table below is 2355 Westwood Blvd. #139, Los Angeles, California 90064.

	Number of Shares	Percentage of Shares Beneficially Owned
Name of Beneficial Owner	Beneficially Owned (#)	Before Offering (%)	After Offering (%)*
Greater than 5% Holders:
Technomedics Management and Systems, Inc.(1)	1,173,572	7.0	3.6

Directors and Named Executive Officers:
John S. Yu, M.D.	5,341,837	32.0	16.3
Ramachandran Murali, Ph.D.	137,524	1.0	**
Neil Bhowmick, Ph.D.	1,129,653	6.8	3.5
Douglas Samuelson	104,887	**	**
Hyun W. Bae, M.D	44,286	**	**
Hansoo Michael Keyoung, M.D.(3)	-	-	-
Rahul Singhvi, Sci.D., MBA(3)	-	-	-

All directors and executive officers as a group (7 persons)	6,758,187	40.4	20.7

*Calculated assuming 32,702,675 shares outstanding after the offering, assuming all 15,625,000 shares sold pursuant to the ELOC Agreement in this offering.

** Represents beneficial ownership of less than 1%.

(1) Manfred Mosk exercises voting and investment power of all shares held by Technomedics Management and Systems, Inc.

(2) Does not include restricted stock units issued under the Company’s 2023 Equity Incentive Plan which remain subject to vesting.

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DESCRIPTION OF CAPITAL STOCK

General

The following description of our capital stock and certain provisions of our certificate of incorporation and bylaws are summaries and are qualified by reference to the certificate of incorporation and the bylaws. Copies of these documents have been filed with this prospectus.

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share and 20,000,000 shares of preferred stock, par value $0.001 per share.

As of April 18, 2025, there were 16,693,306 shares of common stock and no shares of preferred stock issued and outstanding.

Common Stock

Voting Rights

Each holder of common stock is entitled to one vote for each share owned on all matters voted upon by shareholders, and a majority vote is required for all actions to be taken by shareholders.

Economic Rights

Except as otherwise expressly provided in our certificate of incorporation or required by applicable law, all shares of our common stock will have the same rights and privileges and rank equally, share ratably and be identical in all respects for all matters, including those described below.

Dividends. Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine. See the section titled “Dividend Policy” for further information.

Liquidation Rights. On our liquidation, dissolution, or winding-up, the holders of our stock will be entitled to share equally, identically, and ratably in all assets remaining after the payment of any liabilities, liquidation preferences, and accrued or declared but unpaid dividends, if any, with respect to any outstanding preferred stock, unless a different treatment is approved by the affirmative vote of the holders of a majority of the outstanding shares of such affected class, voting separately as a class.

No Preemptive or Similar Rights

The holders of shares of our common stock are not entitled to preemptive rights, and are not subject to conversion, redemption, or sinking fund provisions.

Fully Paid and Non-Assessable

In connection with this offering, our legal counsel will opine that the shares of our common stock to be issued under this offering will be fully paid and non-assessable.

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Preferred Stock

Under our certificate of incorporation, our board of directors will have the authority, without further action by the stockholders, to issue up to 20,000,000 shares of preferred stock, par value $0.001 per share, in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control that may otherwise benefit holders of our common stock and may adversely affect the market price of the common stock and the voting and other rights of the holders of our common stock. We have no current plans to issue any shares of preferred stock.

Registration Rights

Subject to the lock-up agreements entered into in connection with our IPO (which closed on September 17, 2024) and federal securities laws, certain holders of shares of our common stock are entitled to certain rights with respect to registration of such shares under the Securities Act. These shares are referred to as registrable securities. The holders of these registrable securities possess registration rights pursuant to the terms of our investors’ rights and lock-up agreement and are described in additional detail below. The registration of shares of our common stock pursuant to the exercise of the registration rights described below would enable the holders to trade these shares without restriction under the Securities Act when the applicable registration statement is declared effective. We will pay the registration expenses, other than underwriting discounts, selling commissions and stock transfer taxes, of the shares registered pursuant to the demand, piggyback, and Form S-3 registrations described below.

Generally, in an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions and limitations, to limit the number of shares the holders may include. The demand, piggyback and Form S-3 registration rights described below will expire no later than three years after the closing of our IPO.

Demand Registration Rights

Following our IPO, holders of an aggregate of 369,248 shares of our common stock, are entitled to certain demand registration rights. At any time beginning 180 days after September 17, 2024, the holders of a majority of these shares may request that we register all or a portion of their shares. Such request for registration must cover shares with an anticipated aggregate offering price of at least $5 million. With certain exceptions, we are not required to effect the filing of a registration statement during the period ending on a date 180 days following the effective date of the registration statement for our IPO.

Piggyback Registration Rights

Following our IPO, the holders of an aggregate of 484,375 shares of our common stock are entitled to piggy back registration rights, and the necessary percentage of holders waived, their rights to notice of this offering and to include their shares of registrable securities in this offering. Following our IPO, in the event that we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders, the holders of these shares will be entitled to certain piggyback registration rights allowing the holder to include their shares in such registration, subject to certain marketing and other limitations.

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Anti-Takeover Provisions

The provisions of Delaware law, our certificate of incorporation, and our bylaws, which are summarized below, may have the effect of delaying, deferring, or discouraging another person from acquiring control of our company. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Certificate of Incorporation and Bylaws

Because our stockholders do not have cumulative voting rights, stockholders holding a majority of the voting power of our shares of common stock will be able to elect all of our directors. Our certificate of incorporation and our bylaws provide for stockholder actions at a duly called meeting of stockholders or by written consent, subject to relevant proxy rules. A special meeting of stockholders may be called by a majority of our board of directors, the chair of our board of directors, or our chief executive officer or president. Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board of directors.

The authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of deterring hostile takeovers or delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts.

Section 203 of the Delaware General Corporation Law

When we have a class of voting stock that is either listed on a national securities exchange or held of record by more than 2,000 stockholders, we will be subject to Section 203 of the DGCL which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, subject to certain exceptions.

Choice of Forum

Our certificate of incorporation provides that unless we consent in writing to the selection of an alternative forum, and except for any actions brought under the Securities Act or the Exchange Act (which actions are specifically excluded from the exclusive jurisdiction clause in our certificate of incorporation), the Court of Chancery of the State of Delaware is the sole and exclusive forum for the following claims or causes of action under the Delaware statutory or common law: (i) any derivative claim or cause of action brought on our behalf; (ii) any claim or cause of action for a breach of fiduciary duty owed by any of our current or former directors, officers, other employees to us or our stockholders; (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws; (iv) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of our certificate of incorporation or our bylaws (as each may be amended from time to time, including any right, obligation, or remedy thereunder); and (v) any action asserting a claim against us governed by the internal affairs doctrine.

Note that Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Consequently, this forum selection provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction. Moreover, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

For the avoidance of doubt, these provisions are intended to benefit and may be enforced by us, our officers and directors, the underwriters or placement agents to any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions, and there can be no assurance that such provisions will be enforced by a court in those other jurisdictions. We note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Additionally, our certificate of incorporation provides that any person or entity holding, owning or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to these provisions.

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Limitations on Liability and Indemnification

The DGCL authorizes corporations to limit or eliminate the personal liability of directors of corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Company’s certificate of incorporation includes a provision that eliminates the personal liability of directors for damages for any breach of fiduciary duty as a director where, in civil proceedings, the person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the Company or, in criminal proceedings, where the person had no reasonable cause to believe that his or her conduct was unlawful.

The Company’s bylaws provide that the Company must indemnify and advance expenses to its directors and officers to the fullest extent authorized by the DGCL. The Company also is expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for its directors, officers, and certain employees for some liabilities. The Company believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, advancement and indemnification provisions in the certificate of incorporation and bylaws may discourage stockholders from bringing lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders. In addition, your investment may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officer pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of the Company’s directors, officers, or employees for which indemnification is sought.

Corporate Opportunities

The certificate of incorporation provides for the renouncement by the Company of any interest or expectancy of the Company in, or being offered an opportunity to participate in any matter, transaction, or interest that is presented to, or acquired, created, or developed by, or which otherwise comes into possession of, any director of the Company who is not an employee or officer of the Company or any of its subsidiaries, unless such matter, transaction, or interest is presenting to, or acquired, created, or developed by, or otherwise comes into the possession of a director of the Company expressly and solely in that director’s capacity as a director of the Company.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, the Company’s stockholders will have appraisal rights in connection with a merger or consolidation of the Company. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of the Company’s stockholders may bring an action in the Company’s name to procure a judgment in the Company’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of the Company’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Exchange Listing

Our common stock is listed on the NYSE American LLC, or NYSE American, under the symbol “KAPA.”

Transfer Agent and Registrar

The transfer agent for our capital stock is VStock Transfer LLC, located in Woodmere, NY. The phone number of our transfer agent is (212) 828-8436.

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CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of certain material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the purchase, ownership and disposition of our common stock issued pursuant to this offering. This discussion is not a complete analysis of all potential U.S. federal income tax consequences relating thereto, does not address the potential application of the Medicare contribution tax on net investment income, and does not address any estate or gift tax consequences or any tax consequences arising under any state, local, or foreign tax laws, or any other U.S. federal tax laws. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the IRS, all as in effect on the date of this prospectus. These authorities are subject to differing interpretations and may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. We have not requested a ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This discussion is limited to non-U.S. holders who purchase our common stock pursuant to this offering and who hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a non-U.S. holder in light of such non-U.S. holder’s particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to non-U.S. holders subject to special rules under the U.S. federal income tax laws, including:

●	certain former citizens or long-term residents of the United States;

●	partnerships or other pass-through entities (and investors therein);

●	“controlled foreign corporations;”

●	“passive foreign investment companies;”

●	corporations that accumulate earnings to avoid U.S. federal income tax;

●	banks, financial institutions, investment funds, insurance companies, brokers, dealers, or traders in securities;

●	tax-exempt organizations and governmental organizations;

●	tax-qualified retirement plans;

●	persons who acquire our common stock through the exercise of an option or otherwise as compensation;

●	qualified foreign pension funds as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds;

●	persons subject to the alternative minimum tax;

●	persons subject to special tax accounting rules under Section 451(b) of the Code;

●	persons that own or have owned, actually or constructively, more than 5% of our common stock;

●	persons who have elected to mark securities to market; and

●	persons holding our common stock as part of a hedging or conversion transaction or straddle, or a constructive sale, or other risk reduction strategy or integrated investment.

If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships holding our common stock and the partners in such partnerships are urged to consult their tax advisors about the particular U.S. federal income tax consequences to them of holding and disposing of our common stock.

THIS DISCUSSION IS NOT TAX ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING, AND DISPOSING OF OUR COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS AND ANY OTHER U.S. FEDERAL TAX LAWS.

Definition of Non-U.S. Holder

For purposes of this discussion, a non-U.S. holder is any beneficial owner of our common stock that is not a “U.S. person” or a partnership (including any entity or arrangement treated as a partnership) for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

●	an individual who is a citizen or resident of the United States;

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●	a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust (i) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Distributions on Our Common Stock

As described in the section titled “Dividend Policy,” we do not anticipate declaring or paying, in the foreseeable future, any cash dividends on our capital stock. However, if we distribute cash or other property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder’s tax basis in our common stock, but not below zero. Any excess will be treated as gain realized on the sale or other disposition of our common stock and will be treated as described under “–Gain on Disposition of Our Common Stock” below.

Subject to the discussion below regarding effectively connected income, backup withholding and FATCA (as defined below), dividends paid to a non-U.S. holder of our common stock generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends or such lower rate specified by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish us or our withholding agent with a valid IRS Form W-8BEN (in the case of individuals) or IRS Form W-8BEN-E (in the case of entities), or other appropriate form, certifying such holder’s qualification for the reduced rate. This certification must be provided to us or our withholding agent before the payment of dividends and must be updated periodically. In the case of a non-U.S. holder that is an entity, Treasury Regulations and the relevant tax treaty provide rules to determine whether, for purposes of determining the applicability of the tax treaty, dividends will be treated as paid to the entity or to those holding an interest in the entity. If the non-U.S. holder holds our common stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our withholding agent, either directly or through other intermediaries.

If a non-U.S. holder holds our common stock in connection with the conduct of a trade or business in the United States, and dividends paid on our common stock are effectively connected with such holder’s U.S. trade or business (and are attributable to such holder’s permanent establishment or fixed base in the United States if required by an applicable tax treaty), the non-U.S. holder will be exempt from U.S. federal withholding tax. To claim the exemption, the non-U.S. holder must generally furnish a valid IRS Form W-8ECI (or applicable successor form) to the applicable withholding agent.

However, any such effectively connected dividends paid on our common stock generally will be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.

Non-U.S. holders that do not provide the required certification on a timely basis, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Gain on Disposition of Our Common Stock

Subject to the discussion below regarding backup withholding and FATCA (as defined below), a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on the sale or other disposition of our common stock, unless:

●	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States;

●	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition, and certain other requirements are met; or

●	we are or become a United States real property holding corporation, or a USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period for our common stock, and our common stock is not regularly traded on an established securities market during the calendar year in which the sale or other disposition occurs.

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Determining whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other trade or business assets and our foreign real property interests. We believe that we are not currently and we do not anticipate becoming a USRPHC for U.S. federal income tax purposes, although there can be no assurance we will not in the future become a USRPHC.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. A non-U.S. holder described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), on gain realized upon the sale or other taxable disposition of our common stock which may be offset by certain U.S.-source capital losses (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. If we are or become a United States real property holding corporation during the period described in the third bullet point above and our common stock is not regularly traded for purposes of the relevant rules, gain arising from the sale or other taxable disposition of our common stock by a non-U.S. holder will generally be subject to U.S. federal income tax in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business, except that the branch profits tax generally will not apply.

Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Annual reports are required to be filed with the IRS and provided to each non-U.S. holder indicating the amount of distributions on our common stock paid to such holder and the amount of any tax withheld with respect to those distributions. These information reporting requirements apply even if no withholding was required because the distributions were effectively connected with the holder’s conduct of a U.S. trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Backup withholding, generally will not apply to payments to a non-U.S. holder of dividends on or the gross proceeds of a disposition of our common stock provided the non-U.S. holder furnishes the required certification for its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E, or IRS Form W-8ECI, or certain other requirements are met, and if the payor does not have actual knowledge, or reason to know, that the holder is a U.S. person who is not an exempt recipient.

Backup withholding is not an additional tax. If any amount is withheld under the backup withholding rules, the non-U.S. holder should consult with a U.S. tax advisor regarding the possibility of and procedure for obtaining a refund or a credit against the non-U.S. holder’s U.S. federal income tax liability, if any.

Withholding on Payment to Certain Foreign Accounts or Entities

Sections 1471 through 1474 of the Code (commonly referred to as FATCA), impose a U.S. federal withholding tax of 30% on certain payments made to a “foreign financial institution” (as specially defined under these rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or an exemption applies. FATCA also generally will impose a U.S. federal withholding tax of 30% on certain payments made to a non-financial foreign entity unless such entity provides the withholding agent a certification identifying certain direct and indirect U.S. owners of the entity or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. FATCA currently applies to dividends paid on our common stock and would have applied also to payments of gross proceeds from the sale or other disposition of our common stock. The U.S. Treasury Department has released proposed regulations under FATCA providing for the elimination of the federal withholding tax of 30% applicable to gross proceeds of a sale or other disposition of our common stock. Under these proposed Treasury Regulations (which may be relied upon by taxpayers prior to finalization), FATCA will not apply to gross proceeds from sales or other dispositions of our common stock.

Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in our common stock.

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SELLING STOCKHOLDER

The shares of common stock being offered by the Selling Stockholder are those shares of common stock issuable to the Selling Stockholder under the ELOC Agreement. We are registering the shares of common stock in order to permit the Selling Stockholder to offer the shares for resale from time to time.

The table below lists the Selling Stockholder and other information regarding the beneficial ownership of the shares of common stock by the Selling Stockholder. The second column lists the number of shares of common stock beneficially owned by each Selling Stockholder.

The third column lists the shares of common stock being offered by this prospectus by the Selling Stockholder, assuming the Selling Stockholder has sold all shares presently held by it and we have sold to the Selling Stockholder all $15,000,000 of shares available under the ELOC Agreement.

The fourth column assumes the sale of all of the shares offered by the Selling Stockholder pursuant to this prospectus. And the fifth column indicates the percentage of shares held after the offering.

Under the terms of the ELOC Agreement, we may not issue shares to the Selling Stockholder under the ELOC Agreement to the extent that such issuance would cause the Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 19.99% of our then outstanding common stock following such issuance, excluding for purposes of such determination shares of common stock issuable under the ELOC Agreement which have not been issued. The number of shares in the second and fourth columns do not reflect this limitation.

The Selling Stockholder may sell all, some or none of its shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering	Percentage of Shares of Common Stock Owned After the Offering
Helena Global Investment Opportunities I Ltd.(1)	1,055,100	16,680,100	-	-%

(1) Helena HoldCo Inc., incorporated under the laws of the Commonwealth of The Bahamas, solely owns Helena Global Investment Opportunities I Ltd. Mr. Jeremy Weech is the sole shareholder of Helena HoldCo Inc. and exercises voting and dispositive power of the securities held by Helena HoldCo Inc. The address of Helena HoldCo Inc is Suite 205A, Saffrey Square, Bank Lane & Bay Street, P.O. Box N-9934, Nassau, Bahamas.

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PLAN OF DISTRIBUTION

The Selling Stockholder of the securities and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

● ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

● block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

● purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

● an exchange distribution in accordance with the rules of the applicable exchange;

● privately negotiated transactions;

● settlement of short sales;

● in transactions through broker-dealers that agree with the Selling Stockholder to sell a specified number of such securities at a stipulated price per security;

● through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

● a combination of any such methods of sale; or

● any other method permitted pursuant to applicable law.

The Selling Stockholder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with Financial Industry Regulatory Authority (“FINRA”) Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

Helena Global Investment Opportunities I Ltd. is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Helena Global Investment Opportunities I Ltd. has represented to us that at no time prior to the date of the ELOC Agreement has such Selling Stockholder or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or any hedging transaction, which establishes a net short position with respect to our common stock. Helena Global Investment Opportunities I Ltd. has agreed that during the term of the ELOC Agreement, neither Helena Global Investment Opportunities I Ltd. nor any of its agents, representatives or affiliates will enter into or effect, directly or indirectly, any of the foregoing transactions.

The Selling Stockholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the Selling Stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We have advised the Selling Stockholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

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LEGAL MATTERS

The validity of the securities being offered by this offering will be passed upon for us by Dorsey & Whitney LLP, New York, New York.

EXPERTS

The audited consolidated financial statements of Kairos Pharma, Ltd. as of December 31, 2024, and 2023 and for each of the years then ended, incorporated by reference in this registration statement have been so incorporated in reliance on the report of Marcum LLP, an independent registered public accounting firm, given upon their authority as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, including amendments and relevant exhibits and schedules, under the Securities Act covering the common stock to be sold in this offering. This prospectus, which constitutes a part of the registration statement, summarizes material provisions of contracts and other documents that we refer to in the prospectus. Since this prospectus does not contain all of the information contained in the registration statement, you should read the registration statement and its exhibits and schedules for further information with respect to us and our common stock. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement of which this prospectus forms a part, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC also maintains an internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

We file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC’s public reference facilities and the website of the SEC at www.sec.gov. Additionally, we will make these filings available, free of charge, on our website at https://kairospharma.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC.

Information contained in, or accessible through, our website is not a part of the registration statement of which this prospectus forms apart, and the inclusion of our website address in this prospectus is only as an inactive textual reference.

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INCORPORATION OF DOCUMENTS BY REFERENCE

This prospectus is part of the registration statement but the registration statement includes and incorporates by reference additional information and exhibits. The SEC permits us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus and any subsequent prospectus supplement. Information that we file later with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed.

We incorporate by reference the documents listed below, all filings filed by us pursuant to the Exchange Act after the date of the registration statement of which this prospectus forms a part, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the time that all securities covered by this prospectus have been sold; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K and exhibits furnished on such form that relate to such items:

1.	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on April 15, 2025;

2.	The Company’s Current Reports on Form 8-K filed with the SEC on January 14, 2025, January 17, 2025, February 6, 2025, February 26, 2025, and March 20, 2025;

3.	The Company’s definitive information statement on Schedule 14C filed with the SEC on February 10, 2025, and

4.	The description of the Company’s common stock contained in the registration statement on Form 8-A filed with the SEC on September 12, 2024, pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating that description.

We will provide to each person, including any beneficial holder, to whom a prospectus is delivered, at no cost, upon written or oral request, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. Requests for documents should be by writing to or telephoning us at the following address: 2355 Westwood Blvd., #139, Los Angeles CA 90064, (310) 948-2356. Exhibits to these filings will not be sent unless those exhibits have been specifically incorporated by reference in such filings.

You also may access these filings on our website at https://kairospharma.com. We do not incorporate the information on our website into this prospectus or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any supplement to this prospectus).

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of the registration statement of which this prospectus forms a part to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of the registration statement of which this prospectus forms a part, except as so modified or superseded.

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Kairos Pharma, Ltd.

16,680,100 Shares of Common Stock

PROSPECTUS

April 25, 2025